Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-163267

PROSPECTUS

481,535 Common Shares of Beneficial Interest

This prospectus relates to the possible issuance, from time to time, of up to 481,535 common shares of beneficial interest, no par value, to the holders of limited partnership units, or LP Units, of our operating partnership, IRET PROPERTIES, a North Dakota Limited Partnership, or IRET Properties. Our common shares are the functional equivalent of common stock, having the rights and preferences normally associated with common stock. We may issue the common shares covered by this prospectus to the holders of LP Units to the extent that they redeem their LP Units and we elect to issue common shares in connection with such redemption. We may also elect to pay cash for redeemed LP Units in lieu of issuing common shares. We will not receive any proceeds from any common shares issued in exchange for the redemption of LP Units. The persons receiving common shares covered by this prospectus upon redemption of LP Units are referred to herein individually as a “selling shareholder,” and collectively as the “selling shareholders.”

This prospectus also relates to the offer and resale, from time to time, by the selling shareholders of the common shares covered by this prospectus. We will not receive any proceeds from the possible resale of common shares by any selling shareholder.

We are registering the common shares covered by this prospectus as required under the Agreement of Limited Partnership of IRET Properties, dated January 31, 1997, and as amended to date. The registration of the common shares does not necessarily mean that any of the LP Units will be submitted for redemption or that any of the common shares to be issued upon such redemption will be offered or sold by the selling shareholders.

The selling shareholders may resell the common shares covered by this prospectus from time to time on the NASDAQ Global Market or such other national securities exchange or automated interdealer quotation system on which our common shares are then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from such selling shareholders.

Our common shares are traded on the NASDAQ Global Market under the symbol “IRET.” On November 16, 2009, the last reported sale price of our common shares was $8.63 per share.  Our principal executive office is located at 3015 16th Street SW, Suite 100, Minot, North Dakota 58702, telephone number (701) 837-4738, facsimile number (701) 838-7785 and web site:  www.iret.com.  The information set forth on, or otherwise accessible through, our web site is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission (SEC).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

The date of this Prospectus is December 15, 2009.

ABOUT THIS PROSPECTUS

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then. Updated information may have been subsequently provided as explained in this prospectus under “Where You Can Find More Information” and “ Incorporation of Certain Documents by Reference.”

It is important for you to read and consider all of the information contained in this prospectus in making your decision to invest in our common shares. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” and “ Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

As used in this prospectus supplement, references to “we,” “our,” “us,” the “Company,” “IRET” and similar references are to Investors Real Estate Trust and its consolidated subsidiaries, unless otherwise expressly stated or the context otherwise requires. References to “common shares” are to our common shares of beneficial interest, no par value. References to “Series A preferred shares” are to our 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value. References to “shares of beneficial interest” are to all of our shares of beneficial interest including, without limitation, our common shares, our Series A preferred shares and any other shares of beneficial interest that we may issue in the future.

RISK FACTORS

Risks Related to Our Properties and Business

Our performance and share value are subject to risks associated with the real estate industry.  Our results of operations and financial condition, the value of our real estate assets, and the value of an investment in us are subject to the risks normally associated with the ownership and operation of real estate properties.  These risks include, but are not limited to, the following factors which, among others, may adversely affect the income generated by our properties:

•	downturns in national, regional and local economic conditions (particularly increases in unemployment);

•	competition from other commercial and multi-family residential properties;

•	local real estate market conditions, such as oversupply or reduction in demand for commercial and multi-family residential space;

•	changes in interest rates and availability of attractive financing;

•	declines in the economic health and financial condition of our tenants and our ability to collect rents from our tenants;

•	vacancies, changes in market rental rates and the need periodically to repair, renovate and re-lease space;

•	increased operating costs, including real estate taxes, state and local taxes, insurance expense, utilities, and security costs;

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significant expenditures associated with each investment, such as debt service payments, real estate taxes and insurance and maintenance costs, which are generally not reduced when circumstances cause a reduction in revenues from a property;

•	weather conditions, civil disturbances, natural disasters, or terrorist acts or acts of war which may result in uninsured or underinsured losses; and

•	decreases in the underlying value of our real estate.

Adverse global market and economic conditions may continue to adversely affect us and could cause us to recognize additional impairment charges or otherwise harm our performance.  Recent market and economic conditions have been challenging with tighter credit conditions through the end of 2008 and continuing in 2009.  Continued concerns about the availability and cost of credit, the U.S. mortgage market, inflation, unemployment levels, geopolitical issues and declining equity and real estate markets have contributed to increased market volatility and diminished expectations for the U.S. economy.  The commercial real estate sector in particular has been negatively affected by these recent market and economic conditions.  These conditions may result in our tenants delaying lease commencements, requesting rent reductions, declining to extend or renew leases upon expiration and/or renewing at lower rates. These conditions also have forced some weaker tenants, in some cases, to declare bankruptcy and/or vacate leased premises. We may be unable to re-lease vacated space at attractive rents or at all.  We are unable to predict whether, or to what extent or for how long, these adverse market and economic conditions will persist.  The continuation and/or intensification of these conditions may impede our ability to generate sufficient operating cash flow to pay expenses, maintain properties, pay distributions and repay debt.

The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. Government, may adversely affect our business.  We depend on the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac) for financing for the majority of our multi-family residential properties.  Fannie Mae and Freddie Mac are U.S. Government-sponsored entities, or GSEs, but their guarantees are not backed by the full faith and credit of the United States.  Since 2007, Fannie Mae and Freddie Mac have reported substantial losses and a need for substantial amounts of additional capital. In response to the deteriorating financial condition of Fannie Mae and Freddie Mac and the recent credit market disruptions, Congress and the U.S. Treasury have undertaken a series of actions to stabilize these GSEs and the financial markets generally.  In September 2008 Fannie Mae and Freddie Mac were placed in federal conservatorship.  The problems faced by Fannie Mae and Freddie Mac resulting in their being placed into federal conservatorship have stirred debate among some federal policy makers regarding the continued role of the U.S. Government in providing liquidity for the residential mortgage market.   It is possible that each of Fannie Mae and Freddie Mac could be dissolved and the U.S. Government could decide to stop providing liquidity support of any kind to the multi-family residential mortgage market.  The effect of the actions taken by the U.S. Government remains uncertain, and the scope and nature of the actions that the U.S. Government will ultimately undertake are unknown and will continue to evolve. Future legislation could further change the relationship between Fannie Mae and Freddie Mac and the U.S. Government, and could also nationalize or eliminate such GSEs entirely. Any law affecting these GSEs may create market uncertainty and have the effect of reducing the credit available for financing multi-family residential properties.  The loss or reduction of this important source of credit would be likely to result in higher loan costs for us, and could result in inability to borrow or refinance maturing debt, all of which could materially adversely affect our business, operations and financial condition.

Our property acquisition activities subject us to various risks which could adversely affect our operating results. We have acquired in the past and intend to continue to pursue the acquisition of properties and portfolios of properties, including large portfolios that could increase our size and result in alterations to our capital structure. Our acquisition activities and their success are subject to numerous risks, including, but not limited to:

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even if we enter into an acquisition agreement for a property, it is subject to customary closing conditions, including completion of due diligence investigations, and we may be unable to complete that acquisition after making a non-refundable deposit and incurring other acquisition-related costs;

•	we may be unable to obtain financing for acquisitions on favorable terms or at all;

•	acquired properties may fail to perform as expected;

•	the actual costs of repositioning or redeveloping acquired properties may be greater than our estimates; and

•	we may be unable quickly and efficiently to integrate new acquisitions into our existing operations.

These risks could have an adverse effect on our results of operations and financial condition and the amount of cash available for payment of distributions.

Acquired properties may subject us to unknown liabilities which could adversely affect our operating results. We may acquire properties subject to liabilities and without any recourse, or with only limited recourse against prior owners or other third parties, with respect to unknown liabilities.  As a result, if liability were asserted against us based upon ownership of these properties, we might have to pay substantial sums to settle or contest it, which could adversely affect our results of operations and cash flows.  Unknown liabilities with respect to acquired properties might include liabilities for clean-up of undisclosed environmental contamination; claims by tenants, vendors or other persons against the former owners of the properties; liabilities incurred in the ordinary course of business; and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

Our geographic concentration in Minnesota and North Dakota may result in losses due to our significant exposure to the effects of economic and real estate conditions in those markets.  For the fiscal year ended April 30, 2009, we received approximately 68.5% of our gross revenue from properties in Minnesota and North Dakota.  As a result of this concentration, we are subject to substantially greater risk than if our investments were more geographically dispersed. Specifically, we are more significantly exposed to the effects of economic and real estate conditions in those particular markets, such as building by competitors, local vacancy and rental rates and general levels of employment and economic activity.  To the extent that weak economic or real estate conditions affect Minnesota and/or North Dakota more severely than other areas of the country, our financial performance could be negatively impacted.

If we are not able to renew leases or enter into new leases on favorable terms or at all as our existing leases expire, our revenue, operating results and cash flows will be reduced.  We may be unable to renew leases with our existing tenants or enter into new leases with new tenants due to economic and other factors as our existing leases expire or are terminated prior to the expiration of their current terms.  As a result, we could lose a significant source of revenue while remaining responsible for the payment of our obligations.  In addition, even if we were able to renew existing leases or enter into new leases in a timely manner, the terms of those leases may be less favorable to us than the terms of expiring leases, because the rental rates of the renewal or new leases may be significantly lower than those of the expiring leases, or tenant installation costs, including the cost of required renovations or concessions to tenants, may be significant.  If we are unable to enter into lease renewals or new leases on favorable terms or in a timely manner for all or a substantial portion of space that is subject to expiring leases, our revenue, operating results and cash flows will be adversely affected. As a result, our ability to make distributions to the holders of our shares of beneficial interest may be adversely affected. As of July 31, 2009, approximately 1.4 million square feet, or 11.6% of our total commercial property square footage, was vacant. Approximately 1,041 of our 9,645 apartment units, or 10.8%, were vacant. As of July 31, 2009, leases covering approximately 5.3% of our total commercial segments net rentable square footage will expire in the remainder of fiscal year 2010, 14.5% in fiscal year 2011, 14.1% in fiscal year 2012, 8.3% in fiscal year 2013, and 10.4% in fiscal year 2014.

We face potential adverse effects from commercial tenant bankruptcies or insolvencies.  The bankruptcy or insolvency of our commercial tenants may adversely affect the income produced by our properties.  If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord.  If a tenant files for bankruptcy, we cannot evict the tenant solely because of such bankruptcy.  A court, however, may authorize the tenant to reject and terminate its lease with us.  In such a case, our claim against the tenant for unpaid future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and it is unlikely that a bankrupt tenant would pay in full amounts it owes us under a lease.  This shortfall could adversely affect our cash flow and results of operations.  If a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely rental payments.  Under some circumstances, we may agree to partially or wholly terminate the lease in advance of the termination date in consideration for a lease termination fee that is less than the agreed rental amount.  Additionally, without regard to the manner in which a lease termination occurs, we are likely to incur additional costs in the form of tenant improvements and leasing commissions in our efforts to lease the space to a new tenant, as well as possibly lower rental rates reflective of declines in market rents.

Because real estate investments are generally illiquid, and various factors limit our ability to dispose of assets, we may not be able to sell properties when appropriate.  Real estate investments are relatively illiquid and, therefore, we have limited ability to vary our portfolio quickly in response to changes in economic or other conditions.  In addition, the prohibitions under the federal income tax laws on REITs holding property for sale and related regulations may affect our ability to sell properties.  Our ability to dispose of assets may also be limited by constraints on our ability to utilize disposition proceeds to make acquisitions on financially attractive terms, and the requirement that we take additional impairment charges on certain assets.  More specifically, we are required to distribute or pay tax on all capital gains generated from the sale of assets, and, in addition, a significant number of our properties were acquired using limited partnership units of IRET Properties, our operating partnership, and are subject to certain agreements which restrict our ability to sell such properties in transactions that would create current taxable income to the former owners.  As a result, we are motivated to structure the sale of these assets as tax-free exchanges.  To accomplish this we must identify attractive re-investment opportunities.  These considerations impact our decisions on whether or not to dispose of certain of our assets.

Inability to manage rapid growth effectively may adversely affect our operating results. We have experienced significant growth at various times in the past; for example, we increased our total assets from approximately $1.4 billion at April 30, 2007, to $1.6 billion at April 30, 2009, principally through the acquisition of additional real estate properties. Subject to our continued ability to raise equity capital and issue limited partnership units of IRET Properties and identify suitable investment properties, we intend to continue our acquisition of real estate properties. Effective management of rapid growth presents challenges, including:

•	the need to expand our management team and staff;

•	the need to enhance internal operating systems and controls;

•	increased reliance on outside advisors and property managers; and

•	the ability to consistently achieve targeted returns on individual properties.

We may not be able to maintain similar rates of growth in the future, or manage our growth effectively.  Our failure to do so may have a material adverse effect on our financial condition and results of operations and ability to make distributions to the holders of our shares of beneficial interest.

Competition may negatively impact our earnings. We compete with many kinds of institutions, including other REITs, private partnerships, individuals, pension funds and banks, for tenants and investment opportunities. Many of these institutions are active in the markets in which we invest and have greater financial and other resources that may be used to compete against us. With respect to tenants, this competition may affect our ability to lease our properties, the price at which we are able to lease our properties and the cost of required renovations or tenant improvements. With respect to acquisition and development investment opportunities, this competition may cause us to pay higher prices for new properties than we otherwise would have paid, or may prevent us from purchasing a desired property at all.

An inability to make accretive property acquisitions may adversely affect our ability to increase our net income. From our fiscal year ended April 30, 2006, to our fiscal year ended April 30, 2009, our net income decreased from $11.6 million to $8.5 million.  The acquisition of additional real estate properties is critical to our ability to increase our net income.  If we are unable to make real estate acquisitions on terms that meet our financial and strategic objectives, whether due to market conditions, a changed competitive environment or unavailability of capital, our ability to increase our net income may be materially and adversely affected.

High leverage on our overall portfolio may result in losses. As of April 30, 2009, our ratio of total indebtedness to total Net Assets (as that term is used in our Bylaws, which usage is not in accordance with GAAP, “Net Assets” means our total assets at cost before deducting depreciation or other non-cash reserves, less total liabilities) was approximately 141.8%. As of April 30, 2008 and 2007, our percentage of total indebtedness to total Net Assets was approximately 143.8% and 149.6%, respectively. Under our Bylaws we may increase our total indebtedness up to 300.0% of our Net Assets, or by an additional approximately $1.2 billion. There is no limitation on the increase that may be permitted if approved by a majority of the independent members of our board of trustees and disclosed to the holders of our securities in the next quarterly report, along with justification for any excess.

This amount of leverage may expose us to cash flow problems if rental income decreases. Under those circumstances, in order to pay our debt obligations we might be required to sell properties at a loss or be unable to make distributions to the holders of our shares of beneficial interest. A failure to pay amounts due may result in a default on our obligations and the loss of the property through foreclosure.  Additionally, our degree of leverage could adversely affect our ability to obtain additional financing and may have an adverse effect on the market price of our common shares.

Our inability to renew, repay or refinance our debt may result in losses. We incur a significant amount of debt in the ordinary course of our business and in connection with acquisitions of real properties. In addition, because we have a limited ability to retain earnings as a result of the REIT distribution requirements, we will generally be required to refinance debt that matures with additional debt or equity.  We are subject to the normal risks associated with debt financing, including the risk that:

•	our cash flow will be insufficient to meet required payments of principal and interest;

•	we will not be able to renew, refinance or repay our indebtedness when due; and

•	the terms of any renewal or refinancing will be less favorable than the terms of our current indebtedness.

These risks increase when credit markets are tight, as they are now; in general, when the credit markets are constrained, we may encounter resistance from lenders when we seek financing or refinancing for properties or proposed acquisitions, and the terms of such financing or refinancing are likely to be less favorable to us than the terms of our current indebtedness.

We anticipate that only a small portion of the principal of our debt will be repaid prior to maturity.  Therefore, we are likely to need to refinance a significant portion of our outstanding debt as it matures.  We cannot guarantee that any refinancing of debt with other debt will be possible on terms that are favorable or acceptable to us.  If we cannot refinance, extend or pay principal payments due at maturity with the proceeds of other capital transactions, such as new equity capital, our cash flows may not be sufficient in all years to repay debt as it matures.  Additionally, if we are unable to refinance our indebtedness on acceptable terms, or at all, we may be forced to dispose of one or more of our properties on disadvantageous terms, which may result in losses to us. These losses could have a material adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt. Furthermore, if a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of our revenues and asset value. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering our ability to meet the REIT distribution requirements of the Internal Revenue Code.

As of July 31, 2009, approximately 11.2% of our mortgage debt is due for repayment in the remainder of fiscal year 2010, and 9.9% in fiscal year 2011.  As of July 31, 2009, we had approximately $118.2 million of principal payments and approximately $47.4 million of interest payments due in the remainder of fiscal year 2010 on fixed and variable-rate mortgages secured by our real estate, and approximately $104.2 and $56.1 due in fiscal year 2011.

The cost of our indebtedness may increase. Portions of our fixed-rate indebtedness incurred for past property acquisitions come due on a periodic basis.  Rising interest rates could limit our ability to refinance this existing debt when it matures, and would increase our interest costs, which could have a material adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt.  In addition, we have incurred, and we expect to continue to incur, indebtedness that bears interest at a variable rate. As of July 31, 2009, $9.2 million, or approximately 0.9%, of the principal amount of our total mortgage indebtedness was subject to variable interest rate agreements.  If short-term interest rates rise, our debt service payments on adjustable rate debt would increase, which would lower our net income and could decrease our distributions to the holders of our shares of beneficial interest.

We depend on distributions and other payments from our subsidiaries that they may be prohibited from making to us, which could impair our ability to make distributions to holders of our shares of beneficial interest.  Substantially all of our assets are held through IRET Properties, our operating partnership, and other of our subsidiaries. As a result, we depend on distributions and other payments from our subsidiaries in order to satisfy our financial obligations and make distributions to the holders of our shares of beneficial interest.  The ability of our subsidiaries to make such distributions and other payments depends on their earnings, and may be subject to statutory or contractual limitations.  As an equity investor in our subsidiaries, our right to receive assets upon their liquidation or reorganization effectively will be subordinated to the claims of their creditors.  To the extent that we are recognized as a creditor of such subsidiaries, our claims may still be subordinate to any security interest in or other lien on their assets and to any of their debt or other obligations that are senior to our claims.

Our current or future insurance may not protect us against possible losses. We carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to our properties at levels that we believe to be adequate and comparable to coverage customarily obtained by owners of similar properties. However, the coverage limits of our current or future policies may be insufficient to cover the full cost of repair or replacement of all potential losses. Moreover, this level of coverage may not continue to be available in the future or, if available, may be available only at unacceptable cost or with unacceptable terms.  Additionally, there may be certain extraordinary losses, such as those resulting from civil unrest, terrorism or environmental contamination, that are not generally, or fully, insured against because they are either uninsurable or not economically insurable. For example, we do not currently carry insurance against losses as a result of environmental contamination. Should an uninsured or underinsured loss occur to a property, we could be required to use our own funds for restoration or lose all or part of our investment in, and anticipated revenues from, the property. In any event, we would continue to be obligated on any mortgage indebtedness on the property. Any loss could have a material adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt.  In addition, in most cases we have to renew our insurance policies on an annual basis and negotiate acceptable terms for coverage, exposing us to the volatility of the insurance markets, including the possibility of rate increases.  Any material increase in insurance rates or decrease in available coverage in the future could adversely affect our business and financial condition and results of operations, which could cause a decline in the market value of our securities.

We have significant investments in medical properties and adverse trends in healthcare provider operations may negatively affect our lease revenues from these properties. We have acquired a significant number of specialty medical properties (including senior housing) and may acquire more in the future. As of July 31, 2009, our real estate portfolio consisted of 49 medical properties, with a total real estate investment amount, net of accumulated depreciation, of $344.4 million, or approximately 23.5% of the total real estate investment amount, net of accumulated depreciation, of our entire real estate portfolio.  The healthcare industry is currently experiencing changes in the demand for, and methods of delivery of, healthcare services; changes in third-party reimbursement policies; significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas; continuing pressure by private and governmental payors to reduce payments to providers of services; and increased scrutiny of billing, referral and other practices by federal and state authorities. Sources of revenue for our medical property tenants may include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants.  These factors may adversely affect the economic performance of some or all of our medical services tenants and, in turn, our lease revenues.  The American Reinvestment and Recovery Act of 2009, which was signed into law on February 17, 2009, provides $87 billion in additional federal Medicaid funding for states’ Medicaid expenditures between October 1, 2008 and December 31, 2010. Under this Act, states meeting certain eligibility requirements will temporarily receive additional money in the form of an increase in the federal medical assistance percentage (FMAP). Thus, for a limited period of time, the share of Medicaid costs that are paid for by the federal government will go up, and each state’s share will go down. We cannot predict whether states are, or will remain, eligible to receive the additional federal Medicaid funding, or whether the states will have sufficient funds for their Medicaid programs. We also cannot predict the impact that this broad-based, far-reaching legislation will have on the U.S. economy or our business. In addition, if we or our tenants terminate the leases for these properties, or our tenants lose their regulatory authority to operate such properties, we may not be able to locate suitable replacement tenants to lease the properties for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the properties to other uses. Any loss of revenues and/or additional capital expenditures occurring as a result could hinder our ability to make distributions to the holders of our shares of beneficial interest.

Adverse changes in applicable laws may affect our potential liabilities relating to our properties and operations. Increases in real estate taxes and income, service and transfer taxes cannot always be passed through to all tenants in the form of higher rents. As a result, any increase may adversely affect our cash available for distribution, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt. Similarly, changes in laws that increase the potential liability for environmental conditions existing on properties, that increase the restrictions on discharges or other conditions or that affect development, construction and safety requirements may result in significant unanticipated expenditures that could have a material adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multi-family residential properties may reduce rental revenues or increase operating costs.

Complying with laws benefiting disabled persons or other safety regulations and requirements may affect our costs and investment strategies. Federal, state and local laws and regulations designed to improve disabled persons’ access to and use of buildings, including the Americans with Disabilities Act of 1990, may require modifications to, or restrict renovations of, existing buildings. Additionally, these laws and regulations may require that structural features be added to buildings under construction.  Legislation or regulations that may be adopted in the future may impose further burdens or restrictions on us with respect to improved access to, and use of these buildings by, disabled persons. Noncompliance could result in the imposition of fines by government authorities or the award of damages to private litigants.  The costs of complying with these laws and regulations may be substantial, and limits or restrictions on construction, or the completion of required renovations, may limit the implementation of our investment strategy or reduce overall returns on our investments. This could have an adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt.  Our properties are also subject to various other federal, state and local regulatory requirements, such as state and local fire and life safety requirements.  If we fail to comply with these requirements, we could incur fines or private damage awards.  Additionally, in the event that existing requirements change, compliance with future requirements may require significant unanticipated expenditures that may adversely affect our cash flow and results of operations.

We may be responsible for potential liabilities under environmental laws. Under various federal, state and local laws, ordinances and regulations, we, as a current or previous owner or operator of real estate may be liable for the costs of removal of, or remediation of, hazardous or toxic substances in, on, around or under that property. These laws may impose liability without regard to whether we knew of, or were responsible for, the presence of the hazardous or toxic substances. The presence of these substances, or the failure to properly remediate any property containing these substances, may adversely affect our ability to sell or rent the affected property or to borrow funds using the property as collateral. In arranging for the disposal or treatment of hazardous or toxic substances, we may also be liable for the costs of removal of, or remediation of, these substances at that disposal or treatment facility, whether or not we own or operate the facility. In connection with our current or former ownership (direct or indirect), operation, management, development and/or control of real properties, we may be potentially liable for removal or remediation costs with respect to hazardous or toxic substances at those properties, as well as certain other costs, including governmental fines and claims for injuries to persons and property. A finding of liability for an environmental condition as to any one or more properties could have a material adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt.

Environmental laws also govern the presence, maintenance and removal of asbestos, and require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos; notify and train those who may come into contact with asbestos; and undertake special precautions if asbestos would be disturbed during renovation or demolition of a building.  Indoor air quality issues may also necessitate special investigation and remediation.  These air quality issues can result from inadequate ventilation, chemical contaminants from indoor or outdoor sources, or biological contaminants such as molds, pollen, viruses and bacteria.  Such asbestos or air quality remediation programs could be costly, necessitate the temporary relocation of some or all of the property’s tenants or require rehabilitation of an affected property.

It is generally our policy to obtain a Phase I environmental study on each property that we seek to acquire.  A Phase I environmental study generally includes a visual inspection of the property and the surrounding areas, an examination of current and historical uses of the property and the surrounding areas and a review of relevant state and federal documents, but does not involve invasive techniques such as soil and ground water sampling. If the Phase I indicates any possible environmental problems, our policy is to order a Phase II study, which involves testing the soil and ground water for actual hazardous substances. However, Phase I and Phase II environmental studies, or any other environmental studies undertaken with respect to any of our current or future properties, may not reveal the full extent of potential environmental liabilities. We currently do not carry insurance for environmental liabilities.

We may be unable to retain or attract qualified management. We are dependent upon our senior officers for essentially all aspects of our business operations. Our senior officers have experience in the specialized business segments in which we operate, and the loss of them would likely have a material adverse effect on our operations, and could adversely impact our relationships with lenders, industry personnel and potential tenants.  We do not have employment contracts with any of our senior officers. As a result, any senior officer may terminate his or her relationship with us at any time, without providing advance notice.  If we fail to manage effectively a transition to new personnel, or if we fail to attract and retain qualified and experienced personnel on acceptable terms, our business and prospects could be harmed.  The location of our company headquarters in Minot, North Dakota, may make it more difficult and expensive to attract, relocate and retain current and future officers and employees.

Failure to comply with changing regulation of corporate governance and public disclosure could have a material adverse effect on our business, operating results and stock price, and continuing compliance will result in additional expenses.  The Sarbanes-Oxley Act of 2002, as well as new rules and standards subsequently implemented by the Securities and Exchange Commission and NASDAQ, required changes in some of our corporate governance and accounting practices, and created uncertainty for us and many other public companies, due to varying interpretations of the rules and their evolving application in practice.  These laws, rules and regulations increased our legal and financial compliance costs, and subject us to additional risks.  In particular, if we fail to maintain the adequacy of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, as such standards may be modified, supplemented or amended from time to time, a material misstatement could go undetected, and we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting.  Failure to maintain an effective internal control environment could have a material adverse effect on our business, operating results, and stock price.  Additionally, our efforts to comply with Section 404 of the Sarbanes-Oxley Act and the related regulations have required, and we believe will continue to require, the commitment of significant financial and managerial resources.

Risks Related to Our Structure and Organization

We may incur tax liabilities as a consequence of failing to qualify as a REIT. Although our management believes that we are organized and have operated and are operating in such a manner to qualify as a “real estate investment trust,” as that term is defined under the Internal Revenue Code, we may not in fact have operated, or may not be able to continue to operate, in a manner to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations.  Even a technical or inadvertent mistake could endanger our REIT status.  The determination that we qualify as a REIT requires an ongoing analysis of various factual matters and circumstances, some of which may not be within our control. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must come from certain passive sources that are itemized in the REIT tax laws, and we are prohibited from owning specified amounts of debt or equity securities of some issuers.  Thus, to the extent revenues from non-qualifying sources, such as income from third-party management services, represent more than five percent of our gross income in any taxable year, we will not satisfy the 95% income test and may fail to qualify as a REIT, unless certain relief provisions contained in the Internal Revenue Code apply. Even if relief provisions apply, however, a tax would be imposed with respect to excess net income. We are also required to make distributions to the holders of our securities of at least 90% of our REIT taxable income, excluding net capital gains.  The fact that we hold substantially all of our assets (except for qualified REIT subsidiaries) through IRET Properties, our operating partnership, and its subsidiaries, and our ongoing reliance on factual determinations, such as determinations related to the valuation of our assets, further complicates the application of the REIT requirements for us.  Additionally, if IRET Properties, our operating partnership, or one or more of our subsidiaries is determined to be taxable as a corporation, we may fail to qualify as a REIT. Either our failure to qualify as a REIT, for any reason, or the imposition of taxes on excess net income from non-qualifying sources, could have a material adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt. Furthermore, new legislation, regulations, administrative interpretations or court decisions could change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of our qualification.

If we failed to qualify as a REIT, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, which would likely have a material adverse effect on us, our ability to make distributions to the holders of our shares of beneficial interest and our ability to pay amounts due on our debt. In addition, we could be subject to increased state and local taxes, and, unless entitled to relief under applicable statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which we lost our qualification. This treatment would reduce funds available for investment or distributions to the holders of our securities because of the additional tax liability to us for the year or years involved. In addition, we would no longer be able to deduct, and would not be required to make, distributions to holders of our securities. To the extent that distributions to the holders of our securities had been made in anticipation of qualifying as a REIT, we might be required to borrow funds or to liquidate certain investments to pay the applicable tax.

Failure of our operating partnership to qualify as a partnership would have a material adverse effect on us.  We believe that IRET Properties, our operating partnership, qualifies as a partnership for federal income tax purposes.  No assurance can be given, however, that the Internal Revenue Service will not challenge its status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge.  If the Internal Revenue Service were to be successful in treating IRET Properties as an entity that is taxable as a corporation (such as a publicly-traded partnership taxable as a corporation), we would cease to qualify as a REIT because the value of our ownership interest in IRET Properties would exceed 5% of our assets, and because we would be considered to hold more than 10% of the voting securities and value of the outstanding securities of another corporation.  Also, the imposition of a corporate tax on IRET Properties would reduce significantly the amount of cash available for distribution by it.

Certain provisions of our Articles of Amendment and Third Restated Declaration of Trust may limit a change in control and deter a takeover. In order to maintain our qualification as a REIT, our Third Restated Declaration of Trust provides that any transaction, other than a transaction entered into through the NASDAQ National Market, (renamed the NASDAQ Global Market), or other similar exchange, that would result in our disqualification as a REIT under Section 856 of the Internal Revenue Code, including any transaction that would result in (i) a person owning in excess of the ownership limit of 9.8%, in number or value, of our outstanding securities, (ii) less than 100 people owning our securities, (iii) our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, or (iv) 50% or more of the fair market value of our securities being held by persons other than “United States persons,” as defined in Section 7701(a)(30) of the Internal Revenue Code, will be void ab initio. If the transaction is not void ab initio, then the securities in excess of the ownership limit, that would cause us to be closely held, that would result in 50% or more of the fair market value of our securities to be held by persons other than United States persons or that otherwise would result in our disqualification as a REIT, will automatically be exchanged for an equal number of excess shares, and these excess shares will be transferred to an excess share trustee for the exclusive benefit of the charitable beneficiaries named by our board of trustees. These limitations may have the effect of preventing a change in control or takeover of us by a third party, even if the change in control or takeover would be in the best interests of the holders of our securities.

In order to maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions.  In order to maintain our REIT status, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements, even if the then-prevailing market conditions are not favorable for these borrowings.  To qualify as a REIT, we generally must distribute to our shareholders at least 90% of our net taxable income each year, excluding net capital gains.  In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions made by us with respect to the calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income for that year, and any undistributed taxable income from prior periods.  We intend to make distributions to our shareholders to comply with the 90% distribution requirement and to avoid the nondeductible excise tax and will rely for this purpose on distributions from our operating partnership.  However, we may need short-term debt or long-term debt or proceeds from asset sales or sales of common shares to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.  The inability of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short and long-term debt or sell equity securities in order to fund distributions required to maintain our REIT status.

Complying with REIT requirements may force us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.  To qualify and maintain our status as a REIT, we must satisfy certain requirements with respect to the character of our assets.  If we fail to comply with these requirements at the end of any quarter, we must correct such failure within 30 days after the end of the quarter (by, possibly, selling asses not withstanding their prospects as an investment) to avoid losing our REIT status.  If we fail to comply with these requirements at the end of any quarter, and the failure exceeds a minimum threshold, we may be able to preserve our REIT status if (a) the failure was due to reasonable cause and not to willful neglect, (b) we dispose of the assets causing the failure within six months after the last day of the quarter in which we identified the failure, (c) we file a schedule with the IRS describing each asset that caused the failure, and (d) we pay an additional tax of the greater of $50,000 or the product of the highest applicable tax rate multiplied by the net income generated on those assets.  As a result, compliance with the REIT requirements may require us to liquidate or forego otherwise attractive investments.  These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flow.  Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted a a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes.  Any of these taxes would decrease cash available for distribution to our shareholders.  In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may in the future hold some of our assets through a taxable REIT subsidiary.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.  At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended.  Any of those new laws or interpretations may take effect retroactively and could adversely affect us or the market price of our common shares of beneficial interest.

The U.S. federal income tax laws governing REITs are complex.  We intend to operate in a manner that will qualify us as a REIT under the U.S. federal income tax laws.  The REIT qualification requirements are extremely complex, however, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in operating so we can continue to qualify as a REIT.  At any time, new laws, interpretations, or court decisions may change the federal tax laws or the U.S. federal income tax consequences of our qualification as a REIT.

Our board of trustees may make changes to our major policies without approval of the holders of our shares of beneficial interest. Our operating and financial policies, including policies relating to development and acquisition of real estate, financing, growth, operations, indebtedness, capitalization and distributions, are exclusively determined by our board of trustees. Our board of trustees may amend or revoke those policies, and other policies, without advance notice to, or the approval of, the holders of our shares of beneficial interest.  Accordingly, our shareholders do not control these policies, and policy changes could adversely affect our financial condition and results of operations.

Risks Related to the Purchase of our Shares of Beneficial Interest

Our future growth depends, in part, on our ability to raise additional equity capital, which will have the effect of diluting the interests of the holders of our common shares. Our future growth depends upon, among other things, our ability to raise equity capital and issue limited partnership units of IRET Properties. The issuance of additional common shares, and of limited partnership units for which we subsequently issue common shares upon the redemption of the limited partnership units, will dilute the interests of the current holders of our common shares.  Additionally, sales of substantial amounts of our common shares or preferred shares in the public market, or issuances of our common shares upon redemption of limited partnership units in our operating partnership, or the perception that such sales or issuances might occur, could adversely affect the market price of our common shares.

We may issue additional classes or series of our shares of beneficial interest with rights and preferences that are superior to the rights and preferences of our common shares. Without the approval of the holders of our common shares, our board of trustees may establish additional classes or series of our shares of beneficial interest, and such classes or series may have dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights and preferences that are superior to the rights of the holders of our common shares.

Payment of distributions on our shares of beneficial interest is not guaranteed. Our board of trustees must approve our payment of distributions and may elect at any time, or from time to time, and for an indefinite duration, to reduce the distributions payable on our shares of beneficial interest or to not pay distributions on our shares of beneficial interest. Our board of trustees may reduce distributions for a variety of reasons, including, but not limited to, the following:

•	operating and financial results below expectations that cannot support the current distribution payment;

•	unanticipated costs or cash requirements; or

•	a conclusion that the payment of distributions would cause us to breach the terms of certain agreements or contracts, such as financial ratio covenants in our debt financing documents.

Our distributions are not eligible for the lower tax rate on dividends except in limited situations.  The tax rate applicable to qualifying corporate dividends received by shareholders taxed at individual rates prior to 2010 has been reduced to a maximum rate of 15%.  This special tax rate is generally not applicable to distributions paid by a REIT, unless such distributions represent earnings on which the REIT itself had been taxed. As a result, distributions (other than capital gain distributions) paid by us to shareholders taxed at individual rates will generally be subject to the tax rates that are otherwise applicable to ordinary income which, currently, are as high as 35%.  Although the earnings of a REIT that are distributed to its shareholders are still generally subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax, this law change may make an investment in our securities comparatively less attractive relative to an investment in the shares of other entities which pay dividends but are not formed as REITs.

Changes in market conditions could adversely affect the price of our securities. As is the case with any publicly-traded securities, certain factors outside of our control could influence the value of our common shares, Series A preferred shares and any other securities to be issued in the future. These conditions include, but are not limited to:

•	market perception of REITs in general;

•	market perception of REITs relative to other investment opportunities;

•	market perception of our financial condition, performance, distributions and growth potential;

•	prevailing interest rates;

•	general economic and business conditions;

•	government action or regulation, including changes in the tax laws; and

•	relatively low trading volumes in securities of REITS.

Higher market interest rates may adversely affect the market price of our securities, and low trading volume on the NASDAQ Global Select Market may prevent the timely resale of our securities. One of the factors that investors may consider important in deciding whether to buy or sell shares of a REIT is the distribution with respect to such REIT’s shares as a percentage of the price of those shares, relative to market interest rates.  If market interest rates rise, prospective purchasers of REIT shares may expect a higher distribution rate in order to maintain their investment.  Higher market interest rates would likely increase our borrowing costs and might decrease funds available for distribution.  Thus, higher market interest rates could cause the market price of our common shares to decline.  In addition, although our common shares of beneficial interest are listed on the NASDAQ Global Select Market, the daily trading volume of our shares may be lower than the trading volume for other companies.  The average daily trading volume for the period of May 1, 2008, through April 30, 2009, was 243,304 shares and the average monthly trading volume for the period of May 1, 2008 through April 30, 2009 was 5,105,451 shares.  As a result of this trading volume, an owner of our common shares may encounter difficulty in selling our shares in a timely manner and may incur a substantial loss.

IRET

We are a self-advised equity REIT organized under the laws of North Dakota. Our business consists of owning and operating income-producing real properties. We are structured as an Umbrella Partnership Real Estate Investment Trust, or UPREIT. Our investments include multi-family residential properties, consisting of apartment buildings, complexes and communities, and commercial properties, consisting of office, industrial, medical and retail properties. These properties are located primarily in the upper Midwest states of Minnesota and North Dakota.

Our primary source of income and cash is rents associated with multi-family residential and commercial property leases. Our commercial properties are typically leased to tenants under long term lease arrangements, with no single tenant currently accounting for more than 10% of our total annual commercial rental revenues. At July 31, 2009, the economic occupancy rate for our stabilized multi-family residential properties was approximately 91.1%, and the economic occupancy rates of our commercial office, medical, industrial and retail properties, respectively, on a stabilized property basis, were approximately 88.5%, 94.1%, 89.8%, and 85.5%. We define “economic occupancy” as actual rental revenues recognized for the period indicated as a percentage of scheduled rental revenues for the period.  Percentage rents, tenant concessions, straightline adjustments and expense reimbursements are not considered in computing either actual revenues or scheduled rent revenues.  Scheduled rental revenues are determined by valuing occupied units or square footage at contract rates and vacant units or square footage at market rates. “Stabilized properties” are those properties that we owned for the entirety of both periods being compared, and include properties that were redeveloped or expanded during the period being compared. Properties purchased or sold during the periods being compared are excluded from our stabilized property analysis. Results reported on a stabilized property basis are not computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

We operate in a manner intended to enable us to qualify as a REIT under the Internal Revenue Code. We own our assets and conduct our day-to-day business operations through an operating partnership, IRET Properties, a North Dakota Limited Partnership, of which IRET, Inc., a North Dakota corporation and our wholly-owned subsidiary, is the sole general partner.

NO PROCEEDS TO IRET

We will not receive any proceeds from the issuance of the common shares, if any, covered by this prospectus or from the resale of the common shares, if any, covered by this prospectus by the selling shareholders. All of the proceeds from the resale of the common shares covered by this prospectus will go to the selling shareholders who offer and sell their shares.

SELLING SHAREHOLDERS

We may issue the common shares covered by this prospectus to the selling shareholders in exchange for LP Units if and to the extent that the selling shareholders redeem LP Units and we elect to issue common shares in exchange for such LP Units. The selling shareholders will have received all common shares that they may offer for sale under the prospectus by redeeming the LP Units to which this prospectus relates. The following table, to our knowledge, sets forth certain information with respect to the selling shareholders and their ownership of common shares as of November 16, 2009. No selling shareholder has held any position, office or had any other material relationship with us, or any of our predecessors or affiliates, during the past three years.

Since the selling shareholders may sell all, some or none of the common shares issued upon redemption of LP Units, and since to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of such common shares, no estimate can be given as to the number or percentage of common shares that will be held by the selling shareholders upon termination of any offering made hereby. The common shares covered by this prospectus represent approximately 0.7% of the sum of our total common shares outstanding as of November 16, 2009, plus all common shares to be issued in exchange for LP Units by the selling shareholders pursuant to this prospectus, assuming redemption of all LP Units in exchange for common shares.

Name of Selling Shareholder	Shares Owned Prior to the Offering (1)	Shares Being Offered (2)	Shares Owned After the Offering (3)	Percentage of Shares Owned After the Offering
Fred and Marion Kreps, JTWROS	68,430	68,430	-	*
Michael W. Nelson Living Trust	96,053	94,877	1,176	*
San Properties, LLC	318,228	318,228	-	*

(1)
Represents common shares currently owned by and registered in the name of the selling shareholder or issuable in exchange for an equal number of currently redeemable LP Units owned by the selling shareholder, including the LP Units to be redeemed for common shares covered by this prospectus.

(2)	Assumes that all LP Units to be redeemed for common shares covered by this prospectus are exchanged for common shares and that all such common shares are being resold pursuant to this prospectus.

(3)
Assumes the sale of all of the common shares covered by this prospectus and issued upon redemption of LP Units. The selling shareholders may, however, sell all, some or none of the common shares covered by this prospectus and issued upon redemption of LP Units and, to our knowledge, as of the date of this prospectus, there are no agreements, arrangements or understandings with respect to the sale of such common shares.

*	Less than one percent.

PLAN OF DISTRIBUTION

This prospectus relates to the possible issuance of up to 481,535 common shares if, and to the extent that, the holders of an equal number of LP Units submit such LP Units for redemption and we issue common shares in exchange for such redeemed LP Units. We will not receive any proceeds from any issuance of common shares in exchange for LP Units. This prospectus also relates to the possible offer and sale by the selling shareholders, from time to time, of any common shares we issue in exchange for LP Units. We will not receive any proceeds from the sale of the common shares by the selling shareholders.

We are registering the common shares covered by this prospectus for resale pursuant to our obligations under the Agreement of Limited Partnership of IRET Properties in order to provide the transferees of the selling shareholders with freely tradable securities. Registration does not, however, necessarily mean that any LP Units will be submitted for redemption or that any of the common shares to be issued upon such redemption will be offered or sold by the selling shareholders.

The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell the common shares covered by this prospectus in the following manner:

•	on the NASDAQ Global Market or other quotation system or national exchange on which our common shares are listed or traded at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in underwritten transactions; or

•	otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The offering price of the common shares covered by this prospectus and offered from time to time will be determined by the selling shareholders and, at the time of determination, may be higher or lower than the market price of the common shares on the NASDAQ Global Market.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of offered common shares for whom they may act as agents, and underwriters may sell offered common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers from whom they may act as agents.

Offered common shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which offered common shares may be sold include:

•	a block trade in which the broker-dealer so engaged will attempt to sell offered common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	an exchange distribution in accordance with the rules of the exchange or quotation system;

•	privately negotiated transactions; and

•	underwritten transactions.

The selling shareholders and any underwriters, dealer or agents participating in the distribution of offered common shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Any profit on the sale of offered common shares by the selling shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act of 1933.

When a selling shareholder elects to make a particular offer of common shares, a prospectus supplement, if required, will be distributed that identifies any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information.

In order to comply with state securities laws, if applicable, offered common shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, offered common shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the common shares covered by this prospectus, including, but not limited to, all registration and filing fees, printing expenses and fees and disbursements of our legal counsel and accountants. The selling shareholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and stock transfer and other taxes attributable to the sale of common shares covered by this prospectus.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following is a summary of the material terms of our shares of beneficial interest. This summary is not a complete legal description of the common shares offered by this prospectus or our Series A preferred shares and is qualified in its entirety by reference to our Third Restated Declaration of Trust, the Articles Supplementary to our Third Restated Declaration of Trust classifying and designating our Series A preferred shares and our Bylaws. We have filed copies of our Third Restated Declaration of Trust, the Articles Supplementary to our Third Restated Declaration of Trust classifying and designating our Series A preferred shares and our Bylaws with the Securities and Exchange Commission and have incorporated by reference such documents as exhibits to the registration statement of which this prospectus is a part.

General

We are authorized, under our Third Restated Declaration of Trust, to issue an unlimited number of our shares of beneficial interest. Our board of trustees is authorized, under our Third Restated Declaration of Trust, to provide for the issuance of shares of beneficial interest upon terms and conditions and pursuant to agreements as the board of trustees may determine and, further, to establish by resolution more than one class or series of shares of beneficial interest and to fix the relative rights and preferences of these different classes or series. The rights and preferences of any class or series of shares of beneficial interest will be stated in the articles supplementary to our Third Restated Declaration of Trust establishing the terms of that class or series adopted by our board of trustees and will become part of our Third Restated Declaration of Trust. As of November 16, 2009, our authorized shares of beneficial interest consisted of an unlimited number of common shares, of which 73,524,908 were issued and outstanding, and an unlimited number of Series A preferred shares, of which 1,150,000 were issued and outstanding.

The voting rights and rights to distributions of the holders of common shares are subject to the prior rights of the holders of our Series A preferred shares and any other subsequently-issued classes or series of preferred shares. Unless otherwise required by applicable law or regulation, other classes or series of preferred shares are issuable without further authorization by holders of the common shares and on such terms and for such consideration as may be determined by our board of trustees. Other classes or series of preferred shares may have varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. Any subsequently-issued class or series of preferred shares could be given rights that are superior to rights of holders of common shares and a class or series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

Ownership and Transfer Restrictions

Our Third Restated Declaration of Trust contains provisions that are intended to help preserve our status as a REIT for federal income tax purposes. Specifically, our Third Restated Declaration of Trust provides that any transaction, other than a transaction entered into through NASDAQ Global Market or other similar exchange, that would result in our disqualification as a REIT under Section 856 of the Internal Revenue Code, including any transaction that would result in (i) a person owning shares of beneficial interest in excess of the ownership limit, which as of the date of this prospective supplement is 9.8%, in number or value, of our outstanding shares of beneficial interest, (ii) less than 100 people owning our shares of beneficial interest, (iii) us being closely held, or (iv) 50% or more of the fair market value of our shares of beneficial interest being held by persons other than United States persons, will be void ab initio. If such transaction is not void ab initio, then the shares of beneficial interest that are in excess of the ownership limit, that would cause us to be closely held, that would result in 50% or more of the fair market value of our shares of beneficial interest to be held by persons other than United States persons or that otherwise would result in our disqualification as a REIT, would automatically be exchanged for an equal number of “excess shares,” and these excess shares will be transferred to an “excess share trustee” for the exclusive benefit of the charitable beneficiaries named by our board of trustees.

In such event, any distributions on excess shares will be paid to the excess share trust for the benefit of the charitable beneficiaries. The excess share trustee will be entitled to vote the excess shares, if applicable, on any matter. The excess share trustee may only transfer the excess shares held in the excess share trust as follows:

•
if shares of beneficial interest were transferred to the excess share trustee due to a transaction or event that would have caused a violation of the ownership limit or would have caused us to be closely held then, at the direction of our board of trustees, the excess share trustee will transfer the excess shares to the person who makes the highest offer for the excess shares, pays the purchase price and whose ownership will not violate the ownership limit or cause us to be closely held; or

•
if excess shares were transferred to the excess share trustee due to a transaction or event that would have caused persons other than United States persons to own more than 50% of the value of our shares of beneficial interest then, at the direction of our board of trustees, the excess share trustee will transfer the excess shares to the United States person who makes the highest offer for the excess shares and pays the purchase price.

We have certain rights to purchase excess shares from the excess share trustee and must have waived these rights prior to a transfer as described above.

Common Shares

General. Our Third Restated Declaration of Trust authorizes the issuance of an unlimited number of our common shares. As of November 16, 2009, there were 73,524,908 of our common shares outstanding and 20,962,061 of our common shares potentially issuable upon conversion of previously issued LP Units, and there were no warrants, options or other contractual arrangements, other than the LP Units, requiring the issuance of our common shares or any other shares of beneficial interest.

All of our common shares offered by this prospectus will be duly authorized, fully paid and nonassessable when exchanged for LP Units in accordance with the terms of the Agreement of Limited Partnership of IRET Properties.

Voting Rights. Subject to the provisions of our Third Restated Declaration of Trust regarding the restriction on the transfer of our common shares, our common shares have non-cumulative voting rights at the rate of one vote per common share on all matters submitted to the shareholders, including the election of members of our board of trustees.

Our Third Restated Declaration of Trust generally provides that whenever any action is to be taken by the holders of our common shares, including the amendment of our Third Restated Declaration of Trust if such amendment is previously approved by our board of trustees, such action will be authorized by a majority of the voting power of the holders of our common shares present in person or by proxy at a meeting at which a quorum is present, except as otherwise required by law, our Third Restated Declaration of Trust or our Bylaws. Our Third Restated Declaration of Trust further provides the following:

(i)
that the following actions will be authorized by the affirmative vote of the holders of our common shares holding common shares possessing a majority of the voting power of our common shares then outstanding and entitled to vote on such action:

•	our termination;

•	our merger with or into another entity;

•	our consolidation with one or more other entities into a new entity;

•	the disposition of all or substantially all of our assets; and

•	the amendment of the Third Restated Declaration of Trust, if such amendment has not been previously approved by our board of trustees.

(ii)
that a member of our board of trustees may be removed with or without cause by the holders of our common shares by the affirmative vote of not less than two-thirds of our common shares then outstanding and entitled to vote on such matter.

Our Third Restated Declaration of Trust also permits our board of trustees, by a two-thirds vote and without any action by the holders of our common shares, to amend our Third Restated Declaration of Trust from time to time as necessary to enable us to continue to qualify as a real estate investment trust under the Internal Revenue Code.

Dividend, Distribution, Liquidation and Other Rights. Subject to the preferential rights of our Series A preferred shares, any other preferred shares of beneficial interest that we may issue in the future and the provisions of the Third Restated Declaration of Trust regarding the restriction on the transfer of our common shares, holders of our common shares are entitled to receive dividends on their common shares if, as and when authorized and declared by our board of trustees and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities. Our common shares have equal dividend, distribution, liquidation and other rights. Our common shares have no preference, conversion, exchange, sinking fund or redemption rights.

Listing. Our common shares are listed on the NASDAQ Global Market under the symbol “IRET.”

Transfer Agent and Registrar. We act as our own transfer agent and registrar with respect to our common shares.

Series A Preferred Shares

General. Our Third Restated Declaration of Trust, as amended by the Articles Supplementary, authorizes the issuance of an unlimited number of our Series A preferred shares. As of November 16, 2009, there were 1,150,000 of our Series A preferred shares outstanding and there were no warrants, options or other contractual arrangements requiring the issuance of additional Series A preferred shares or any other shares of beneficial interest. Unless redeemed, our Series A preferred shares have a perpetual term with no stated maturity date.

Ranking. With respect to the payment of distributions and distribution of our assets and rights upon our liquidation, dissolution or winding up, whether voluntary or involuntary, our Series A preferred shares will rank:

•	senior to our common shares and to all other shares of beneficial interest that, by their terms, rank junior to our Series A preferred shares,

•
on a parity with all shares of beneficial interest that we issue, the terms of which specifically provide that those shares of beneficial interest rank on a parity with our Series A preferred shares, and

•	junior to all shares of beneficial interest issued by us whose senior ranking is consented to as described under “— Voting Rights” below.

We do not currently have any other shares of beneficial interest outstanding that rank on a parity with, or senior to, our Series A preferred shares.

Distributions. Holders of our Series A preferred shares will be entitled to receive, when, as and if declared by our board of trustees, out of funds legally available for that purpose, cumulative quarterly cash distributions at the rate of 8.25% of the $25.00 liquidation preference per year (equivalent to an annual rate of $2.0625 per Series A preferred share). Distributions on our Series A preferred shares will accrue and be cumulative from and including the date of initial issuance or from and including the day immediately following the most recent date as to which distributions have been paid. Distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, or, if not a business day, the succeeding business day (without interest for the intervening period). Distributions will accrue regardless of whether we have earnings, whether we have funds legally available for payment or whether the distributions are declared. The first distribution on our Series A preferred shares was paid on June 30, 2004. Distributions will be computed on the basis of a 360-day year consisting of twelve 30-day months. Each payment of distributions will include distributions accrued to and including the date on which paid. Distributions will be payable to record holders of our Series A preferred shares as they appear in our records at the close of the business on the applicable record date, which will be the 15th day of the calendar month in which the applicable distribution payment date falls or such other date designated by our board of trustees for the payment of distributions that is not more than 30 nor less than 10 days prior to the distribution payment date.

No full distributions will be authorized or paid or set apart for payment on any class or series of shares of beneficial interest ranking, as to distributions, on a parity with our Series A preferred shares unless all accrued distributions on our Series A preferred shares for all past distribution periods and the then current distribution period have been, or contemporaneously are, authorized and paid in full or a sum sufficient for the payment in full of such distributions is set apart for that payment. When distributions are not paid in full (or a sum sufficient for their full payment is not so set apart) on our Series A preferred shares and any other class or series of shares of beneficial interest ranking on a parity as to distributions with our Series A preferred shares, all distributions declared upon our Series A preferred shares and any other such shares of beneficial interest will be authorized pro rata so that the amount of distributions authorized per share on our Series A preferred shares and all other such shares of beneficial interest will in all cases bear to each other the same ratio that accrued and unpaid distributions per share on our Series A preferred shares and all other shares of beneficial interest bear to each other.

Except as provided in the immediately preceding paragraph, unless all accrued distributions on our Series A preferred shares for all past distribution periods and the then current distribution period have been, or contemporaneously are, authorized and paid in full or a sum sufficient for the payment in full of such distributions is set apart for payment, no distributions (other than in the form of our common shares or any other shares of beneficial interest ranking junior to our Series A preferred shares as to distributions and upon our liquidation, dissolution or winding up, whether voluntary or involuntary) or other distribution will be authorized, paid or set aside for payment or made upon our common shares or any other shares of beneficial interest ranking junior to, or on a parity with, our Series A preferred shares as to distributions or upon our liquidation, dissolution or winding up, whether voluntary or involuntary, nor will any common shares or any other shares of beneficial interest ranking junior to or on a parity with our Series A preferred shares as to distributions or upon our liquidation, dissolution or winding up, whether voluntary or involuntary, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares of beneficial interest) by us (except by conversion into or exchange for other shares of beneficial interest ranking junior to our Series A preferred shares as to distributions and upon our liquidation, dissolution or winding up, whether voluntary or involuntary, and except for the acquisition of shares of beneficial interest that have been designated as “excess shares” in accordance with the terms of our Third Restated Declaration of Trust).

Distributions on our Series A preferred shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of the distributions and whether or not the distributions are authorized. Accrued but unpaid distributions on our Series A preferred shares will not bear interest and holders of our Series A preferred shares will not be entitled to any distributions in excess of full accrued distributions as described above. No distributions on our Series A preferred shares will be authorized by our board of trustees or will be paid or set apart for payment by us at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits the authorization, payment or setting apart for payment or provides that the authorization, payment or setting apart for payment would constitute a breach of any agreement or a default under any agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law.

Any distribution payment made on our Series A preferred shares will first be credited against the earliest accrued but unpaid distribution due with respect to the shares which remains payable.

Liquidation. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of our Series A preferred shares will be entitled to be paid out of our assets legally available for distribution to the holders of our shares of beneficial interest a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to and including the date of the liquidation, dissolution or winding up, before any distribution or payment may be made to the holders of our common shares or any other class or series of shares of beneficial interest issued by us ranking junior to our Series A preferred shares as to liquidation rights. In the event that, upon our liquidation, dissolution or winding up, whether voluntary or involuntary, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A preferred shares and the corresponding amounts payable on all other classes or series of shares of beneficial interest issued by us ranking on a parity with our Series A preferred shares as to liquidation rights, then the record holders of our Series A preferred shares and all other classes or series of shares of beneficial interest issued by us ranking on a parity with our Series A preferred shares as to liquidation rights will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our Series A preferred shares will have no right or claim to any of our remaining assets.

The record holders of our Series A preferred shares will be entitled to written notice of any liquidation, dissolution or winding up. Our consolidation or merger with or into any other trust, partnership, limited liability company, corporation or other entity, or the consolidated or merger of any other trust, partnership, limited liability company, corporation or other entity with or into us, will not be deemed to constitute our liquidation, dissolution or the winding up if, following the transaction, our Series A preferred shares remain outstanding as duly authorized shares of beneficial interest of us or any successor entity having the same rights and preferences as prior to the transaction.

Redemption at Our Option. Our Series A preferred shares are redeemable at our option. Additionally, in order to ensure that we remain qualified as a REIT for federal income tax purposes, our Series A preferred shares are subject to the provisions of our Third Restated Declaration of Trust that provide that Series A preferred shares owned by a shareholder in excess of the ownership limit described in that document will be automatically designated “excess shares” and be transferred as described below under “Restrictions on Ownership.”

At our option upon not less than 30 nor more than 60 days’ written notice, we may redeem our Series A preferred shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid distributions thereon to and including the date of redemption (except as provided below), if any, and without interest. Unless all accrued distributions for all past distribution periods and the then current distribution period on all Series A preferred shares and any other of our shares of beneficial interest ranking on a parity with our Series A preferred shares as to distributions or upon our liquidation, dissolution or winding up, whether voluntary or involuntary, have been, or contemporaneously are, authorized and paid in full or a sum sufficient for the payment in full of such distributions is set apart for payment, no Series A preferred shares or other shares of beneficial interest ranking on a parity will be redeemed unless all outstanding Series A preferred shares and other shares of beneficial interest ranking on a parity are simultaneously redeemed. However, the foregoing will not prevent the purchase or acquisition of Series A preferred shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A preferred shares and other shares of beneficial interest ranking on a parity. If fewer than all of the outstanding Series A preferred shares are to be redeemed, our Series A preferred shares to be redeemed will be determined pro rata (as nearly as practicable without creating fractional shares) or in such other equitable manner prescribed by our board of trustees that will not result in a violation of the restrictions specified below under “Restrictions on Ownership.”

We are required to give the holders of our Series A preferred shares prior written notice of redemption of our Series A preferred shares. Notice of redemption will be mailed by us, postage prepaid, not less than 30 days nor more than 60 days prior to the date fixed for redemption, addressed to the respective record holders of our Series A preferred shares to be redeemed at their respective addresses as they appear on our records. No failure to give such notice or defect in the notice or in the mailing of the notice will affect the validity of the proceedings for the redemption of any Series A preferred shares except as to the holder to whom notice was defective or not given. Each notice will state:

•	the date fixed for redemption;

•	the redemption price, including all accrued and unpaid distributions, if any;

•	the number of Series A preferred shares to be redeemed;

•
the time, place and manner in which the certificates evidencing our Series A preferred shares are to be surrendered for payment of the redemption price, including the steps that a holder should take with respect to any certificates that have been lost, stolen or destroyed or with respect to uncertificated shares; and

•	that distributions on the Series A preferred shares to be redeemed will cease to accrue from and after the redemption date and the shares will no longer be deemed outstanding.

If fewer than all of the outstanding Series A preferred shares are to be redeemed, the notice mailed to each holder will also specify the number of Series A preferred shares to be redeemed from each such holder and the method by which shares will be selected for redemption.

On or after the redemption date, once a record holder of Series A preferred shares to be redeemed surrenders the certificates representing their Series A preferred shares at the place designated in the redemption notice, the redemption price of such Series A preferred shares, including any accrued and unpaid distributions payable, will be paid to the person who surrendered such certificates and each surrendered certificate will be canceled. In the event that fewer than all our Series A preferred shares represented by any certificate are to be redeemed, a new certificate will be issued representing the unredeemed Series A preferred shares.

At our election, we may, prior to the redemption date, irrevocably deposit the redemption price (including accrued and unpaid distributions) of our Series A preferred shares called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of our Series A preferred shares to be redeemed will:

•	specify the office of such bank or trust company as the place of payment of the redemption price, and

•
direct such holders to surrender the certificates representing our Series A preferred shares at such place to receive payment of the redemption price (including all accrued and unpaid distributions to and including the redemption date).

Any monies deposited that remain unclaimed at the end of two years after the redemption date will be returned to us by such bank or trust company and after that time the holder must look to us for payment.

Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A preferred shares to be redeemed.

If notice of redemption of any Series A preferred shares has been given and if the funds necessary for that redemption have been set apart by us in trust for the benefit of the holders of any Series A preferred shares so called for redemption, then from and after the redemption date distributions will cease to accrue on those Series A preferred shares, those Series A preferred shares will no longer be deemed outstanding, those Series A preferred shares will not thereafter be transferred (except with our consent) on our books and all rights of the holders of those

Series A preferred shares will terminate, except the right to receive the redemption price (including all accrued and unpaid distributions to and including the redemption date).

Our Series A preferred shares have no stated maturity date and will not be subject to any sinking fund.

Redemption at the Holder’s Option. If at any time there has been a change in control (as defined below), each holder of Series A preferred shares will have the right, for a period of 90 days from the date of the change in control, to require us to redeem all or any portion of that holder’s Series A preferred shares. Not later than 130 days after the date of the change in control (or, if that date is a Saturday, Sunday or legal holiday, the next day that is not a Saturday, Sunday or legal holiday), we will redeem all Series A preferred shares the holder has elected to have redeemed in a written notice delivered to us on or prior to the 90th day after the change in control. The redemption price will be $25.00 per share, plus accrued and unpaid distributions, if any, to and including the date of redemption.

A “change in control” will have occurred if any of the following events have taken place:

•
any person, entity or affiliated group, other than us or any employee benefit plan sponsored by us, acquires more than 50% of the then outstanding common shares and shares of all other classes or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable,

•
the consummation of any merger or consolidation of us into another company, such that the holders of our common shares and shares of all other classes or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable immediately prior to such merger or consolidation hold less than 50% of the voting power of the securities of the surviving company or the parent of such surviving company, or

•
our liquidation, dissolution or winding up, whether voluntary or involuntary, or the sale or disposition of all or substantially all of our assets, such that after the transaction, the holders of our common shares and shares of all other classes or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable immediately prior to the transaction hold less than 50% of the voting securities of the acquiror or the parent of the acquiror.

There is no precise, established definition of the term “all or substantially all of our assets” under applicable law and accordingly there may be uncertainty as to whether the foregoing provision would apply to a sale of less than all of our assets.

Voting Rights. Except as indicated below, the holders of our Series A preferred shares will not have any voting rights other than as required by applicable law. On any matter on which our Series A preferred shares are entitled to vote, including any action by written consent, each Series A preferred share will be entitled to one vote.

Whenever distributions payable on our Series A preferred shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of our Series A preferred shares (voting together as a class with holders of all other classes or series of shares of beneficial interest ranking on a parity with our Series A preferred shares as to distributions and upon our liquidation, dissolution or winding up, whether voluntary or involuntary, upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional trustees to serve on our board of trustees, who will be elected for one-year terms (subject to earlier termination as described below). Such election will be at a special meeting called by the record holders of at least 10% of the Series A preferred shares or the record holders of any other class or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable (or at our next special meeting or annual meeting if notice of such meeting is given less than 90 days before our next special meeting or annual meeting) and each subsequent annual meeting until all of the distributions on the Series A preferred shares and all other classes of our shares of beneficial interest upon which like voting rights have been conferred and are exercisable for the past distribution periods and the then current distribution period have been fully paid or authorized and a sum sufficient for payment thereof set aside in full. Election will require a vote of the holders of a majority of the Series A preferred shares and shares of all other classes or series of our shares of beneficial interest upon which like voting rights have been conferred and are exercisable then outstanding, voting as a single class. Upon such election, the size of our board of trustees will be increased by two trustees. If and when all such accumulated distributions have been paid on the Series A preferred shares and all other classes or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable, the term of office of each of the additional trustees so elected will terminate and the size of our board of trustees will be reduced accordingly. So long as a distribution default continues, any vacancy in the office of additional trustees elected as described in this paragraph may be filled by written consent of the other additional trustee who remains in office or, if no additional trustee remains in office, by a vote of the holders of a majority of the Series A preferred shares and shares of all other classes or series of our shares of beneficial interest upon which like voting rights have been conferred and are exercisable then outstanding, voting as a single class. Each of the trustees elected as described in this paragraph will be entitled to one vote on any matter.

The affirmative vote or consent of the holders of at least two-thirds of the then outstanding Series A preferred shares and shares of each other class or series of shares of beneficial interest ranking on a parity with respect to the payment of distributions or the distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary, that is similarly affected, voting as a single class, will be required to:

•
authorize or create (including by reclassification), or increase the authorized or issued amount of, any class or series of shares of beneficial interest, or any obligation or security convertible into, exchangeable for or evidencing the right to purchase or otherwise acquire any shares of any class or series of shares of beneficial interest, that rank senior to those classes and series of our preferred shares of beneficial interest with respect to payment of distributions or the distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary; or

•
amend, alter or repeal the provisions of our Third Restated Declaration of Trust or the articles supplementary, whether by merger, consolidation, share exchange or otherwise, or consummate a merger, consolidation, share exchange or transfer involving us, in either case so as to materially and adversely affect any right, preference, privilege or voting power of the holders of the affected classes or series.

With respect to any of the events described in the preceding paragraph, the occurrence of any such event will not be deemed to materially adversely affect any right, preference, privilege or voting power of any class or series of shares of beneficial interest or the holders of such shares if, immediately after any such event:

•
we are the surviving entity and there are no outstanding shares of beneficial interest ranking, as to the payment of distributions or the distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary, senior to the affected series or series or class or classes other than shares of beneficial interest outstanding immediately prior to such event the terms of which remain unchanged and remain outstanding and the terms of those shares of beneficial interest remain unchanged; or

•
we are not the surviving entity and as a result of the event, the holders of the affected series or series or class or classes receive shares of equity securities with preferences, rights and privileges substantially similar to the preferences, rights and privileges of the affected series or series or class or classes and there are no outstanding shares of equity securities of the surviving entity ranking, as to the payment of distributions or the distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary, senior to the affected series or series or class or classes other than equity securities issued in respect of shares of beneficial interest outstanding immediately prior to such event the terms of which are substantially similar to the terms immediately prior to such event.

Except as may be required by law, holders of our Series A preferred shares will not be entitled to vote with respect to (i) the authorization or issuance of shares of beneficial interest ranking on a parity with or junior to our Series A preferred shares with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary; or (ii) any increase, decrease or issuance of any of our Series A preferred shares or other shares of beneficial interest ranking on a parity with or junior to our Series A preferred shares with respect to the payment of distributions and the distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary. Except as provided above and required by law, the holders of Series A preferred shares are not entitled to vote on any merger or consolidation involving us, on any share exchange or on a sale of all or of substantially all of our assets.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required will be effected, all outstanding shares of Series A preferred shares have been redeemed or called for redemption and sufficient funds have been deposited in trust to effect the redemption.

Conversion. Our Series A preferred shares are not convertible into or exchangeable for any other securities or property, except that, in limited circumstances, our Series A preferred shares may be automatically converted into or exchanged for excess shares. See “Restrictions on Ownership” above.

Listing. Our Series A preferred shares are listed on the NASDAQ Global Market under the symbol “IRETP.”

Transfer Agent. We act as our own transfer agent, registrar and distribution disbursing agent with respect to our Series A preferred shares.

DESCRIPTION OF LP UNITS AND
THE AGREEMENT OF LIMITED PARTNERSHIP OF IRET PROPERTIES

The following is a summary of the material terms of the LP Units, including a summary of certain provisions of the Agreement of Limited Partnership of IRET Properties. This summary is not a complete legal description of the LP Units and is qualified in its entirety by reference to the applicable provisions of North Dakota law and the Agreement of Limited Partnership of IRET Properties. For a comparison of the rights of holders of LP Units and our the holders of our common shares, see the section of this prospectus entitled “Comparison of Ownership of LP Units and Common Shares” beginning on Page 29.

General

We conduct all of our day-to-day real estate activities through our operating partnership, IRET Properties. The operation of IRET Properties is governed by the Agreement of Limited Partnership of IRET Properties. We are the sole shareholder of IRET, Inc., a North Dakota corporation, which is the general partner of IRET Properties. The holders of LP Units are the limited partners of IRET Properties. As of July 31, 2009, IRET, Inc. owned approximately 75.4% of IRET Properties.

Issuance of LP Units

We are structured as an Umbrella Partnership Real Estate Investment Trust, or UPREIT, which enables us to acquire property by issuing LP Units to a seller as a form of consideration. All LP Units have redemption rights that enable them to cause IRET Properties to redeem their LP Units for cash or, at the option of IRET, Inc., common shares on a one-for-one basis after a minimum one-year holding period. No LP Units have been registered pursuant to the federal or state securities laws and they are not listed on any exchange or quoted on any national market system. As of November 16, 2009, we had 20,962,061 LP Units outstanding, of which, in addition to the 481,535 LP Units to which this prospectus relates, 19,702,631 were also redeemable for common shares or cash, at our option.

IRET, Inc. is authorized, in its sole and absolute discretion and without the approval of any limited partner, to issue additional LP Units to itself, to us, to any limited partner or to any other person for such consideration and on such terms and condition as established by IRET, Inc. The issuance of LP Units to IRET, Inc. or us is subject to certain conditions. IRET, Inc. is authorized to cause IRET Properties to issue general partnership interests or LP Units for less than fair market value if IRET, Inc. has concluded in good faith that such issuance is in our best interests and in the best interests of IRET Properties. IRET, Inc. is also authorized to issue additional partnership interests in different series or classes, which may have rights and preferences that are senior to the LP Units.

Purpose, Business and Management of IRET Properties

The purpose of IRET Properties is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the North Dakota Uniform Limited Partnership Act, provided that such business is limited to and conducted in such a manner as to permit us at all times to qualify as a REIT. Subject to the foregoing, IRET Properties may enter into any partnership, joint venture or other similar arrangement.

IRET, Inc., as the sole general partner, has full, exclusive and complete responsibility and discretion in the management and control of IRET Properties, and the limited partners have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, IRET Properties except as otherwise required by applicable law.

Operation and Payment of Expenses

The Agreement of Limited Partnership of IRET Properties requires that the partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for federal tax purposes, to avoid any federal income or excise tax liability imposed by the Internal Revenue Code and to ensure that IRET Properties will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code.

In addition to the administrative and operating costs and expenses incurred by IRET Properties, IRET Properties pays all of the administrative costs and expenses incurred by us and IRET, Inc. All of our expenses are considered expenses of IRET Properties. Our expenses generally include: (i) all expenses relating to the operation and continuity of our existence and the existence of IRET, Inc.; (ii) all expenses relating to the public offering and registration of shares of beneficial interest by us; (iii) all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations; (iv) all expenses incurred by us and IRET, Inc. associated with compliance with laws, rules and regulations promulgated by any regulatory body; and (v) all other operating or administrative costs of IRET, Inc. incurred in the ordinary course of its business on behalf of IRET Properties.

Ability to Engage in Other Business; Conflict of Interest

IRET, Inc. may have business interests and engage in business activities outside of IRET Properties, including interests and activities in direct or indirect competition with IRET Properties. IRET Properties may not purchase, sell or lease any property, borrow or loan any money, or invest in any joint ventures with any member of our board of trustees, or with any director, employee or affiliate of us, except in connection with a transaction approved by a majority of the trustees who are not in any way involved in the transaction as being a fair, competitive and commercially reasonable transaction that is no less favorable to IRET Properties than a similar transaction between unaffiliated parties under the same circumstances.

Distributions and Liquidation

The Agreement of Limited Partnership of IRET Properties provides that IRET Properties shall distribute cash from operations on a quarterly basis, in amounts determined by IRET, Inc., in its sole discretion, to the partners in accordance with their respective percentage interests in IRET Properties. Upon liquidation of IRET Properties, and after payment of, or adequate provision for, debts and obligations, any remaining assets will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If we have a negative balance in our capital account following a liquidation, we will be obligated to contribute cash equal to the negative balance in our capital account.

Allocations

Income, gain and loss of IRET Properties for each fiscal year is allocated among the general partner and the limited partners in accordance with their respective interests, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code, and the regulations issued thereunder.

Borrowing by IRET Properties

The Agreement of Limited Partnership of IRET Properties provides that if IRET Properties requires additional funds at any time or from time to time in excess of funds available to IRET Properties from borrowing or capital contributions, IRET, Inc. may cause IRET Properties to obtain such funds from outside borrowings or IRET, Inc. may elect to borrow such funds or have us borrow such funds and subsequently lend such funds to IRET Properties on the same terms and conditions as are applicable to our or IRET, Inc.’s borrowing of such funds.

Liability of IRET, Inc. and the Limited Partners

IRET, Inc., as the general partner of IRET Properties, is liable for all general recourse obligations of IRET Properties to the extent not paid by IRET Properties. The limited partners will only be liable to IRET Properties to make payments of their capital contributions, if any. No limited partner will be liable for any debts, liabilities, contracts or obligations of IRET Properties.

Exculpation and Indemnification of IRET, Inc.

The Agreement of Limited Partnership of IRET Properties provides that IRET, Inc. will not be responsible for losses sustained or liabilities incurred as a result of errors in judgment or from any act or omission, provided that IRET, Inc. acted in good faith. The Agreement of Limited Partnership of IRET Properties also provides for the indemnification of us, IRET, Inc., the directors, trustees, officers and employees of both us and IRET, Inc., and such other persons as IRET, Inc. may designate from time to time in its sole discretion, against liabilities relating to the operations of IRET Properties, unless it is established that (i) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnitee actually received an improper personal benefit in money, property or service; or (iii) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Transferability of LP Units and General Partnership Interests

As the general partner, IRET, Inc., may not voluntarily withdraw as the general partner of IRET Properties or transfer or assign its general partnership interests in IRET Properties unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their right to redeem their LP Units immediately prior to such transaction, or unless the successor to IRET, Inc. contributes substantially all of its assets to IRET Properties in return for an interest in IRET Properties.

With certain limited exceptions, the limited partners may not transfer their LP Units, in whole or in part, without the written consent of IRET, Inc., which consent may be withheld in the sole discretion of IRET, Inc. IRET, Inc. may not consent to any transfer that would cause IRET Properties to be treated as a corporation for federal income tax purposes.

IRET Properties may not engage in any transaction resulting in a change of control, unless in connection with the transaction the limited partners receive or have the right to receive cash or other property equal to the product of the number of common shares into which each LP Units is then exchangeable and the greatest amount of cash, securities or other property paid in the transaction to the holder of one common share in consideration of one such common share. If, in connection with the transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than fifty percent (50%) of the common shares, each holder of LP Units will receive, or will have the right to elect to receive, the greatest amount of cash, shares of beneficial interest or other property that such holder would have received had he, she or it exercised his, her or its right to redeem LP Units and received common shares in exchange for its LP Units immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer.

Despite the foregoing, we may merge, or otherwise combine our assets, with another entity if, immediately after such merger or other combination, substantially all of the assets of the surviving entity, other than its ownership in IRET Properties, are contributed to IRET Properties as a capital contribution in exchange for general partnership interests of IRET Properties with a fair market value, as reasonable determined by us, equal to the agreed value of the assets so contributed.

For any transaction described in the preceding two paragraphs, we are required to use commercially reasonable efforts to structure such transaction to avoid causing the limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of, or their participation in, such transaction, provided such efforts are consistent with the exercise of our trustees’ fiduciary duties under applicable law.

Fiduciary Duties

Before becoming a limited partner, each limited partner must agree that in the event of any conflict in the fiduciary duties owed by us to our shareholders and by IRET, Inc., as the general partner of IRET Properties, to the limited partners, IRET, Inc. will fulfill its fiduciary duties to such limited partners by acting in the best interests of our shareholders.

Tax Matters

IRET, Inc. is the tax matters partner of IRET Properties and, as such, has authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of IRET Properties and the limited partners.

Amendment of the Agreement of Limited Partnership of IRET Properties

Any amendment to the Agreement of Limited Partnership of IRET Properties that would (i) adversely affect the right to redeem LP Units, (ii) adversely affect the limited partners’ rights to receive cash distributions, or (iii) alter the limited partnership’s allocations of capital of IRET Properties, requires the consent of the limited partners holding more than fifty percent (50%) of the LP Units held by such limited partners.

Term

IRET Properties will continue until April 30, 2050, or until sooner dissolved upon: (i) the bankruptcy, dissolution or withdrawal of IRET, Inc.; (ii) the sale or other disposition of all or substantially all of its assets; (iii) the redemption of all of the LP Units; or (iv) the election by the general partner.

REDEMPTION OF LP UNITS

General

Pursuant to the Agreement of Limited Partnership of IRET Properties, the limited partners have redemption rights that enable them to cause IRET Properties to redeem their LP Units for cash or, at the option of IRET, Inc., common shares on a one-for-one basis after a minimum one-year holding period. The redemption price will be paid in cash in the event that the issuance of common shares would: (i) result in any person owning, directly or indirectly, common shares in excess of the ownership limitation of 50% of the outstanding Shares; (ii) result in Shares being owned by fewer than 100 persons; (iii) result in us being “closely held” within the meaning of Section 856(h) of the Code; (iv) cause us to own, actually or constructively, 10% or more of the ownership interest in a tenant of our or IRET Properties’ real estate, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or (v) cause the acquisition of common shares by such redeeming holder of LP Units to be “integrated” with any other distribution of common shares for purposes of complying with the Securities Act of 1933.

The limited partners may exercise the redemption at any time after the first anniversary of the date of acquisition of LP Units, provided that the limited partner is not subject to any other restrictions relating to the redemption of LP Units. Redemption rights are exercised pursuant to a notice of exchange delivered by the holder of LP Units to IRET Properties. Except as otherwise agreed between IRET Properties and a limited partner, no limited partner will be permitted more than two redemptions during any calendar year and no redemption may be made for less than 1,000 LP Units or, if such limited partner owns less than 1,000 LP Units, all of the LP Units held by such limited partner.

The number of common shares issuable upon redemption of LP Units will be adjusted upon the occurrence of share splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interest of the limited partners or our shareholders.

Tax Treatment of Redemption of LP Units

The following discussion summarizes certain federal income tax considerations that may be relevant to a holder of LP Units that exercises his, her or its right to redeem LP Units.

The Agreement of Limited Partnership of IRET Properties provides that the redemption of LP Units will be treated by us, IRET Properties and the redeeming holder of LP Units as a sale of LP Units by such holder to us. Such sale will be fully taxable to the redeeming holder of LP Units.

The determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized for tax purposes by the redeeming holder of LP Units and his, her or its tax basis in such LP Units. The amount realized will be the sum of the fair market value of property received (e.g., the common shares) by the holder plus the portion of the liabilities of IRET Properties that was allocable to the redeemed LP Units. In general, the tax basis of a holder of LP Units is the holder’s initial basis in the LP Units – the adjusted basis of the property contributed for the LP Units plus any cash contributed for the LP Units, reduced by any liabilities assumed by IRET Properties and increased by the holder’s share of IRET Properties’ liabilities – and then is increased to reflect the redeeming holder’s allocable share of income of IRET Properties and decreased, but not below zero, to reflect the redeeming holder’s allocable share of loss and distributions of IRET Properties. The basis also can change based on changes in the holder’s share of liabilities of IRET Properties. To the extent that the amount realized exceeds the redeeming holder’s basis for the redeemed LP Units, such redeeming holder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the fair market value of the Shares received upon redemption. Each redeeming holder of LP Units should consult with his, her or its own tax advisor for the specific tax consequences resulting from redemption of LP Units.

Generally, any gain recognized upon a sale or other disposition of LP Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent that money or property received by a holder in exchange for all or part of his LP Units is attributable to the redeeming holder’s share of “unrealized receivables” and inventory items of IRET Properties (as defined in Section 751 of the Internal Revenue Code), the gain or loss is ordinary income or loss. Unrealized receivables include, to the extent not previously included in the income of IRET Properties, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if IRET Properties had sold its assets at their fair market value at the time of the transfer of LP Units.

For individuals, trusts and estates, the current maximum rate of tax on the net capital gain from a sale or exchange of a long-term capital asset (i.e., a capital asset held for more than 12 months) is 15%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the prior depreciation deductions for “unrecaptured Section 1250 gain” (that is, depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Treasury Regulations provide that individuals, trusts and estates are subject to a 25% tax, or the “25% Amount”, to the extent of their allocable share of unrecaptured Section 1250 gain immediately prior to their sale or disposition of the LP Units. (A 28% rate, which applies to gains on certain collectibles and the excludable gain on the sale of qualified small business stock held for more than five years, is unlikely to be applicable to IRET Properties’ gains.) Provided that the LP Units are held as a long-term capital asset, such redeeming holder’s LP Units would be subject to a maximum rate of tax of 15% of the difference, if any, between any gain on the sale or disposition of the LP Units and the 25% Amount.

There is a risk that a redemption by IRET Properties of LP Units issued in exchange for a contribution of property to IRET Properties may cause the original transfer of property to IRET Properties in exchange for LP Units to be treated as a “disguised sale” of property. Section 707 of the Internal Revenue Code and the Treasury Regulations thereunder, commonly referred to as the Disguised Sale Regulations, generally provide that, unless one of the prescribed exceptions is applicable, a partner’s contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner’s contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. Each redeeming holder of LP Units should consult with his, her or its own tax advisor to determine whether a redemption of LP Units could be subject to the disguised sale regulations.

COMPARISON OF OWNERSHIP OF LP UNITS AND COMMON SHARES

The following is a comparative summary of the material terms of the LP Units and our common shares, including summaries of certain provisions of the Agreement of Limited Partnership of IRET Properties, our Third Restated Declaration of Trust and our Bylaws. This summary is not a complete legal description of the LP Units, our common shares, the Agreement of Limited Partnership of IRET Properties, our Third Restated Declaration of Trust or our Bylaws, and is qualified in its entirety by reference to the applicable provisions of North Dakota law, the Agreement of Limited Partnership of IRET Properties, our Third Restated Declaration of Trust and our Bylaws, as applicable.

IRET Properties	IRET
Form of Organization and Assets Owned
IRET Properties is organized as a North Dakota limited partnership and owns interests (both directly and through subsidiaries) in properties.
We are a North Dakota real estate investment trust. We believe that we have operated so as to qualify as a REIT under the Code since our organization on July 31, 1970, and we intend to continue to so operate. Our interest in IRET Properties gives us an indirect investment in the properties owned by IRET Properties. In addition, we own (either directly or through interests in subsidiaries other than IRET Properties) interests in other properties.

Length of Investment
IRET Properties has a stated termination date of April 30, 2050, unless sooner dissolved upon: (i) the bankruptcy, dissolution or withdrawal of IRET, Inc.; (ii) the sale or other disposition of all or substantially all of its assets; (iii) the redemption of all of the LP Units; or (iv) the election by IRET, Inc., as the general partner.

Under our Third Restated Declaration of Trust, subject to the provisions of any class or series of shares of beneficial interest at the time outstanding, we may be terminated at any meeting of the holders of our shares of beneficial interest called for such purpose, by the affirmative vote of the holders of our shares of beneficial interest holding shares possessing a majority of the voting power of our shares then outstanding and entitled to vote thereon.

Purpose and Permitted Investments
The Agreement of Limited Partnership of IRET Properties provides that the purpose of IRET Properties is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the North Dakota Uniform Limited Partnership Act, provided that such business is limited to and conducted in such a manner as to permit us at all times to qualify as a REIT, unless we otherwise case to qualify as a REIT.

Under our Third Restated Declaration of Trust, our purpose is to purchase, hold, lease, manage, sell, exchange, develop, subdivide and improve real property and interests in real property and to invest in notes, bonds and other obligations secured by mortgages on real property, and in general, to do all other things in connection with the foregoing and to have and exercise all powers conferred by North Dakota law. It is intended that our business shall be conducted so that we will qualify (so long as such qualification, in the opinion of our board of trustees, is advantageous to the holders of our shares of beneficial interest) as a REIT.

We are permitted by the Agreement of Limited Partnership of IRET Properties to engage in business activities in addition to those relating to IRET Properties, including activities that are in competition with IRET Properties. We have no obligation to present opportunities to IRET Properties and the limited partners of IRET Properties have no rights by virtue of the Agreement of Limited Partners to participate in business activities we may undertake in

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addition to or in competition with those relating to IRET Properties.

Additional Equity
IRET Properties is authorized to issue LP Units and other partnership interests (including partnership interests of different series or classes that may be senior to the LP Units) as determined by IRET, Inc., as the general partner in its sole discretion. The issuance of LP Units to IRET, Inc. or us, however, is subject to certain conditions.

Our Third Restated Declaration of Trust authorizes the issuance of an unlimited number of shares of beneficial interest, including an unlimited number of common shares. Our Third Restated Declaration of Trust also authorizes our board of trustees to provide for the issuance of shares of beneficial interest upon terms and conditions and pursuant to agreements as the board of trustees may determine and, further, to establish by resolution more than one class or series of shares of beneficial interest and to fix the relative rights and preferences of such different classes or series. The rights and preferences of any class or series of shares of beneficial interest will be stated in the articles supplementary to our Third Restated Declaration of Trust establishing the terms of that class or series adopted by our board of trustees and will become part of our Third Restated Declaration of Trust. As of the date of this prospectus, our board has authorized common shares and Series A preferred shares.

Borrowing Policies
IRET, Inc., as the general partner, has full power and authority to borrow money on behalf of IRET Properties. IRET Properties has no restrictions on borrowings.
Our Bylaws provide that our aggregate borrowings, secured and unsecured, shall be reasonable in relation to our Net Assets, and shall be reviewed by our board of trustees at least quarterly. As used in our Bylaws, which usage is not in accordance with GAAP, “Net Assets” means our total assets at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied. The maximum amount of such borrowings in relation to our Net Assets shall, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed 300%. Any excess in borrowing over such 300% level shall be approved by a majority of the independent members of our board of trustees and disclosed to the holders of our shares of beneficial interest in our next quarterly report, along with justification for such excess.

Other Investment Restrictions
Other than restrictions precluding investments by IRET Properties that would adversely affect our qualification as a REIT, there are no restrictions on the investment activities of IRET Properties.
Our Third Restated Declaration of Trust requires that any transaction between us and any member of our board of trustees or his or her affiliates shall be approved: (i) by a majority of our board of trustees (whether or not constituting a quorum for the transaction of business) not otherwise interested in such transaction as being fair and reasonable to us; and (ii) by a majority of the independent members of our board

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of trustees not otherwise interested in such transaction as being fair and reasonable to us. In no event shall we or any of our affiliates purchase any asset from any member of our board of trustees or his or her affiliates at a cost exceeding the current appraised value of said asset. In no event shall we or any of our affiliates sell any asset to any member of our board of trustees or his or her affiliates at a cost less than the current appraised value of said asset.

Further, our Bylaws provide the following:

• Our primary investment objectives are to obtain current income and capital appreciation for the holders of our shares of beneficial interest.

• The independent members of our board of trustees shall review our investment policies with sufficient frequency and at least annually to determine that our policies at any time are in the best interests of the holders of our shares of beneficial interest.

• We shall not invest in equity securities unless a majority of the members of our board of trustees (including a majority of independent members of our board of trustees) not otherwise interested in such transaction approve the transaction as being fair, competitive and commercially reasonable.

• We shall not invest more than 10% of our total assets in unimproved real property or mortgage loans on unimproved real property. “Unimproved real property” shall mean real property that has the following three characteristics: (i) an equity interest in real property that was not acquired for the purpose of producing rental or other operating income; (ii) has no development or construction in process on such land; and (iii) no development or construction on such land is planned in good faith to commence on such land within one year.

• We shall not invest in commodities or commodity future contracts. Such limitation is not intended to apply to future contracts, when used solely for hedging purposed in connection with our ordinary business of investing in real estate assets and mortgages.

• We shall not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of the independent members of our board of trustees so determine, and in all cases in which the transaction is with a member of our board of trustees or his or her affiliates, such an appraisal must be obtained from an independent expert concerning the underlying property. This

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appraisal shall be maintained in our records for at least five years, and shall be available for inspection and duplication by any holder of our shares of beneficial interest. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title must be obtained. Further, our board of trustees shall observe the following policies in connection with investing in or making mortgage loans: (i) we shall not invest in real estate contracts of sale, otherwise known as land sale contracts, unless such contracts of sale are in recordable form and appropriately recorded in the chain of title; (ii) we shall not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans (and including all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property) the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan) would exceed an amount equal to 85% of the appraised value of the property, as determined by appraisal, unless substantial justification exists because of the presence of other underwriting criteria; and (iii) we shall not make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of a member of our board of trustees or his or heraffiliate. The policies outlined in (i) through (iii) above may be exceeded or avoided for a particular transaction provided a commercially reasonable justification exists and is approved by a majority of the members of our board of trustees (including a majority of the independent members of our board of trustees) not otherwise interested in the transaction.

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Management Control
IRET, Inc., as the sole general partner, has full, exclusive and complete responsibility and discretion in the management and control of IRET Properties. The limited partners have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, IRET Properties except as is otherwise required by applicable law.

Our board of trustees has exclusive control over our business and affairs subject only to the restrictions set forth in our Third Restated Declaration of Trust or our Bylaws. Our board of trustees currently consists of ten trustees. Such number may be increased or decreased from time to time as determined by our board of trustees, but may not be less than five or more than fifteen. Our trustees are elected annually at our annual meeting of shareholders and serve for a term of one year or until the election and qualification of his or her successor. Our Bylaws and the ordinary business policies adopted by our board of trustees may be altered or eliminated without a vote of the holders of our shares of beneficial interest. Accordingly, except for holders of common shares who vote in the election of our trustees, the holders of our shares of beneficial interest have no control over our ordinary business policies.

Fiduciary Duties
IRET, Inc., as the general partner, has fiduciary duties to the limited partners. Before becoming a limited partner, each limited partner must agree, however, that in the event of any conflict in the fiduciary duties owed by us to our shareholders and by IRET, Inc., as the general partner of IRET Properties, to the limited partners, IRET, Inc. will fulfill its fiduciary duties to such limited partners by acting in the best interests of our shareholders.

Our Third Restated Declaration of Trust is silent regarding the fiduciary relationship between our board of trustees and the holders of our shares of beneficial interest; however, we believe that, pursuant to general principles of law and equity, our board of trustees would be deemed to be in a fiduciary relationship with the holders of our shares of beneficial interest.

Management Liability and Indemnification
As the general partner, IRET, Inc. has liability for the payment of the obligations and debts of IRET Properties. Under the Agreement of Limited Partnership of IRET Properties, IRET, Inc. will not be responsible for losses sustained or liabilities incurred as a result of errors in judgment or for any act or omission, if IRET, Inc. acted in good faith. The Agreement of Limited Partnership of IRET Properties also provides for the indemnification of us, IRET, Inc., the directors, trustees, officers and employees of both us and IRET, Inc., and such other persons as IRET, Inc. may designate from time to time in its sole discretion, against liabilitiesrelating to the operations of IRET Properties unless it is established that (i) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnitee actually received an improper personal benefit in money, property or service; or (iii) in the case of

Our Third Restated Declaration of Trust provides that we will indemnify members of our board of trustees to the fullest extent permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a member of our board of trustees or is or was serving at our request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity, and further we will pay or reimburse reasonable expenses (including without limitation attorneys’ fees), as such expenses are incurred, of each member of our board of trustees in connection with any such proceedings. Our Third Restated Declaration of Trust further provides that we will indemnify each of our officers and employees, and will have the power to indemnify each

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any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.
of our agents, to the fullest extent permitted by North Dakota law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was our officer, employee or agent or is or was serving at our request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and will pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings. For purposes of providing indemnification for members of our board of trustees, and all of our officers, employees and agents, our Third Restated Declaration of Trust provides that we will have the authority to enter into insurance or other arrangements, with persons or entities that are regularly engaged in the business of providing insurance coverage, to indemnify all of the members of our board of trustees, and all of our officers, employees and agents against any and all liabilities and expenses incurred by them by reason of their being members of our board of trustees, or our officers, employees or agents, whether or not we would otherwise have the power to indemnify such persons against such liability. Without limiting our power to procure or maintain any kind of insurance or other arrangement, our Third Restated Declaration of Trust provides that we may, for the benefit of persons indemnified by us, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure our indemnity obligation by grant of any security interest or other lien on our assets, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within us or with any insurer or other person deemed appropriate by our board of trustees regardless of whether all or part of the shares or other securities thereof are owned in whole or in part by us. In the absence of fraud, the judgment of the board of trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement will be conclusive, and such insurance or other arrangement will not be subject to voidability, nor subject the members of our board of trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether the members participating in and approving such insurance or other arrangement will be beneficiaries thereof. We

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IRET Properties	IRET
currently maintain insurance covering members of the board and officers against liability as a result of their actions or inactions on our behalf.

Voting Rights
All decisions relating to the operation and management of the IRET Properties are made by IRET, Inc., as the general partner.
We are managed and controlled by our board of trustees, which currently consists of ten members. Each member of our board of trustees is elected annually at our annual meeting of shareholders and serves for a term of one year or until the election and qualification of his or her successor.

Subject to the provisions of our Third Restated Declaration of Trust regarding the restriction on the transfer of our common shares, our common shares have non-cumulative voting rights at the rate of one vote per common share on all matters submitted to the shareholders, including the election of members of our board of trustees.

Our Third Restated Declaration of Trust generally provides that whenever any action is to be taken by the holders of our common shares, including the amendment of our Third Restated Declaration of Trust if such amendment is previously approved by our board of trustees, such action will be authorized by a majority of the holders of our common shares present in person or by proxy at a meeting at which a quorum is present, except as otherwise required by law, our Third Restated Declaration of Trust or our Bylaws. Our Third Restated Declaration of Trust further provides the following: (i) that the following actions will be authorized by the affirmative vote of the holders of our common shares holding common shares possessing a majority of the voting power of our common shares then outstanding and entitled to vote on such action:

• our termination;

• our merger with or into another entity;

• our consolidation with one or more other entities into a new entity;

• the disposition of all or substantially all of our assets; and

• the amendment of the Third Restated Declaration of Trust, if such amendment has not been previously approved by our board of trustees; and (ii) that a member of our board

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of trustees may be removed with or without cause by the holders of our common shares by the affirmative vote of not less than two-thirds of our common shares then outstanding and entitled to vote on such matter.

Amendment of the Agreement of Limited Partnership of IRET Properties or Third Restated Declaration of Trust
The consent of IRET, Inc. is required for any amendment to the Agreement of Limited Partnership of IRET Properties. IRET, Inc. may amend the Agreement of Limited Partnership of IRET Properties without the consent of the limited partners; provided, however, that the consent of the limited partners holding more than 50% of the partnership interests (other than IRET, Inc.) is required to make any amendment (i) affecting the redemption right in a manner adverse to the limited partners; (ii) adversely affecting the rights of the limited partners to receive distributions payable to them; (iii) that would alter the allocation of profit and loss to the limited partners; or (iv) that would impose on the limited partners any obligation to make additional capital contributions.

Generally, our Third Restated Declaration of Trust may be amended only by the affirmative vote or written consent of holders of our shares of beneficial interest holding shares possessing a majority of the voting power of shares then outstanding and entitled to vote thereon.

Our Third Restated Declaration of Trust also permits our board of trustees, by a two-thirds vote and without any action by the holders of our shares of beneficial interest entitled to vote thereon, to amend our Third Restated Declaration of Trust from time to time as necessary to enable us to continue to qualify as a real estate investment trust under the Internal Revenue Code.

Compensation, Fees and Distributions
IRET, Inc. does not receive any compensation for its services as general partner of IRET Properties. IRET, Inc. has the same right to distributions as the other partners of IRET Properties. IRET Properties pays all of our and IRET, Inc.’s administrative costs and expenses and all of our expenses are considered expenses of IRET Properties. Our expenses generally include: (i) all expenses relating to the operation and continuity of our existence and the existence of IRET, Inc.; (ii) all expenses relating to the public offering and registration of securities by us; (iii) all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations; (iv) all of the expenses of us and IRET, Inc. associated with compliance with laws, rules and regulations promulgated by any regulatory body; and (v) all other operating or administrative costs of IRET, Inc. incurred in the ordinary course of its business on behalf of IRET Properties.

Members of our board of trustees who are not employed by us receive annual fees and meeting fees for each board and committee meeting attended in person or via conference call. Additionally, the chairperson and vice chairperson of each board committee receives additional annual fees, and each member of our audit committee receives an additional annual fee. Members of our board of trustees who are employed by us do not receive any separate compensation or other consideration, direct or indirect, for service as a trustee but do receive compensation for their service as our employee.

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Liability of Investors
Under the Agreement of Limited Partnership of IRET Properties, the limited partners will only be liable to IRET Properties to make payments of their capital contributions, if any, and no limited partner will be liable for any debts, liabilities, contracts or obligations of IRET Properties.

Our Third Restated Declaration of Trust provides that holders of our shares of beneficial interest shall not be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of trustees and shall be under no obligation to us or our creditors with respect to their shares of beneficial interest other than the obligation to pay to us the full amount of the consideration for which the shares of beneficial interest were issued or to be issued. The holders of our shares of beneficial interest shall not be liable to assessment and our board of trustees shall have no power to bind the holders of our shares of beneficial interest personally. We shall indemnify and hold each holder of our shares of beneficial interest harmless from and against all claims and liabilities, whether they proceed to judgment or are settled or otherwise brought to a conclusion, to which such holder of our shares of beneficial interest may become subject by reason of his or her being or having been a holder of our shares of beneficial interest, and shall reimburse such holder of our shares of beneficial interest for all legal and other expenses reasonably incurred by him, her or it in connection with any such claim or liability; provided, however, that such holder of our shares of beneficial interest must give prompt notice as to any such claims or liabilities or suits and must take such action as will permit us to conduct the defense thereof.

The rights accruing to a holder of our shares of beneficial interest under our Third Restated Declaration of Trust shall not exclude any other right to which such holder may be lawfully entitled, nor shall anything contained herein restrict our right to indemnify or reimburse a holder in any appropriate situation even though not specifically provided herein; provided, however, that we shall have no liability to reimburse the holders of our shares of beneficial interest for taxes assessed against them by reason of their ownership of shares, nor for any losses suffered by reason of changes in the market value of shares.

No amendment to our Third Restated Declaration of Trust increasing or enlarging the liability of the holders of our shares of beneficial interest shall be made without the unanimous vote or written consent of all of the holders.

Nature of Investment
The LP Units constitute equity interests in IRET Properties. The Agreement of Limited Partnership of IRET Properties provides that IRET Properties must distribute cash from operations on a quarterly
Common shares constitute equity interests in us. Each holder of common shares is entitled to his, her or its pro rata share of any distributions paid with respect to the common shares. Dividends payable to holders of

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basis, in amounts determined by IRET, Inc., in its sole discretion, to the partners in accordance with their respective percentage interests in IRET Properties.
common shares are not fixed in amount and are only paid if, when and as declared by our board of trustees. Further, our Series A preferred shares have preferential rights with respect to dividends. In order to continue to qualify as a REIT, we must generally distribute at least 90% of our net taxable income (excluding capital gains). Any taxable income(including capital gains) not distributed will be subject to corporate income tax.

Potential Dilution of Rights
IRET, Inc., as the general partner, is authorized, in its sole and absolute discretion and without the approval of any limited partner, to issue additional LP Units to itself, us, any limited partner or any other person for such consideration and on such terms and conditions as established by IRET, Inc. The issuance of LP Units to IRET, Inc. or us is subject to certain conditions. IRET, Inc. is also authorized to cause IRET Properties to issue general partnership interests or LP Units for less than fair market value if IRET, Inc. has concluded in good faith that such issuance is in our best interests and in the best interests of IRET her or it in connection with any such claim or liability; provided, however, that such holder of our shares of beneficial interest must give prompt notice as to any such claims or liabilities or suits and must take such action as will permit us to conduct the defense thereof.

The rights accruing to a holder of our shares of beneficial interest under our Third Restated Declaration of Trust shall not exclude any other right to which such holder may be lawfully entitled, nor shall anything contained herein restrict our right to indemnify or reimburse a holder in any appropriate situation even though not specifically provided herein; provided, however, that we shall have no liability to reimburse the holders of our shares of beneficial interest for taxes assessed against them by reason of their ownership of shares, nor for any losses suffered by reason of changes in the market value of shares.

No amendment to our Third Restated Declaration of Trust increasing or enlarging the liability of the holders of our shares of beneficial interest shall be made without the unanimous vote or written consent of all of the holders. Properties. IRET, Inc. is also authorized to issue additional partnership interests in different series or classes, which may have rights and preferences that are senior to the LP Units.

Our board of trustees may issue, in its discretion, an unlimited number of shares of beneficial interest. The issuance of any additional shares of beneficial interest may result in the dilution of the interests of the current holders of our shares of beneficial interest.

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Liquidity
With certain limited exceptions, the limited partners may not transfer their LP Units, in whole or in part, without the written consent of IRET, Inc., which consent may be withheld in the sole discretion of IRET, Inc. IRET, Inc. may not consent to any transfer that would cause IRET Properties to be treated as a corporation for federal income tax purposes. Each limited partner has the right to redeem his, her or its LP Units for Shares, subject to a minimum one-year holding period.

The common shares covered by this prospectus will be freely transferable as registered securities under the Securities Act of 1933. Our common shares are listed on the NASDAQ Global Market under the symbol “IRET.” The breadth and strength of this secondary market will depend, among other things, upon the number of common shares outstanding, our financial results and prospects, general interest in us and other real estate investments and our dividend yield compared to that of other debt and equity securities.

Federal Income Taxation
IRET Properties is not subject to federal income taxes. Instead, each limited partner includes its allocable share of taxable income or loss of IRET Properties in determining its individual federal income tax liability. The maximum federal income tax rate for individuals is currently 35%.

A limited partner’s share of income and loss generated by IRET Properties generally is subject to the “passive activity” limitations. Under the “passive activity” rules, income and loss from IRET Properties that are considered “passive income” generally can be offset against income and loss from other investments that constitute “passive activities.” Cash distributions from IRET Properties are not taxable to a limited partner except to the extent such distributions exceed such limited partner’s basis in his, her or its LP Units (which will include such limited partner’s allocable share of IRET Properties’ taxable income and nonrecourse debt.) Limited partners are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in with IRET Properties owns property, even if they are not residents of those states.

Since our organization, we have operated in a manner intended to qualify as a REIT. So long as we qualify as a REIT, we will not be taxed on that portion of our taxable income that is distributed to our shareholders, provided that at least 90% of our taxable income is distributed. To the extent that there is undistributed taxable income or undistributed capital gain income, we will be taxed as a domestic corporation at corporate income tax rates. However, we may retain some or all of our net capital gain without incurring double taxation. If we elect to do this, we are taxed on the amount we designate as retained capital gain at the capital gains rate generally applicable to corporations. Distributions made to our shareholders out of current or accumulated earnings and profits will be taxed to such shareholders as ordinary income. Distributions that are designated as capital gain dividends will generally be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain income for the taxable year. Distributions to a shareholder in excess of current or accumulated earnings and profits will be treated as a nontaxable return of capital to the extent that they do not exceed the adjusted basis of a shareholder’s shares of beneficial interest. If distributions in excess of current or accumulated earnings and profits exceed the adjusted basis of a shareholder’s shares of beneficial interest, the distributions will be included in the shareholder’s income as long-term or short-term capital gain (assuming the shares of beneficial interest are held as a capital asset in the hands of the shareholder).

Shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in certain states.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a shareholder, may consider relevant.  Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the extent discussed in “—Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our shares;

•	subchapter S corporations;

•	U.S. Shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding our shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding our shares through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our shares.

This summary assumes that shareholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice.  We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

Taxation of Investors Real Estate Trust as a REIT

We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended April 30, 1971. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to be organized and to operate in such a manner. However, we cannot assure you that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. Qualification as a REIT depends on our continuing to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results. The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.

Federal Income Taxation of Investors Real Estate Trust

In the opinion of Pringle & Herigstad, P.C., we qualified to be taxed as a REIT for our taxable years ended April 30, 2007 through April 30, 2009, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending April 30, 2010 and in the future. Investors should be aware that Pringle & Herigstad’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the IRS or any court. In addition, Pringle & Herigstad’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, either prospectively or retrospectively, and speaks as of the date issued. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Pringle & Herigstad has reviewed those matters in connection with the foregoing opinion, Pringle & Herigstad will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “-Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that is timely distributed to shareholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its shareholders, substantially eliminating the federal “double taxation” on earnings (that is, taxation at the corporate level when earned, and again at the shareholder level when distributed) that usually results from investments in a corporation. Nevertheless, we will be subject to federal income tax as follows:

First, we will be taxed at regular corporate rates on our undistributed “REIT taxable income,” including undistributed net capital gains.

Second, under some circumstances, we may be subject to the “alternative minimum tax” as a consequence of our items of tax preference, including any deductions of net operating losses.

Third, if we have net income from the sale or other disposition of “foreclosure property” that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

Fourth, if we have net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

Fifth, if we should fail to satisfy one or both of the 75% gross income test or the 95% gross income test as described below under “—Requirements for Qualification—Income Tests,” but have nonetheless maintained our qualification as a REIT because we have met other requirements, we will be subject to a 100% tax on the greater of (1)(a) the amount by which we fail the 75% gross income test or (b) the amount by which 95% (or 90% for our taxable years beginning before January 1, 2005) of our gross income exceeds the amount of our income qualifying for the 95% gross income test, multiplied in either case by (2) a fraction intended to reflect our profitability.

Sixth, if we fail any of the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test) commencing with taxable years beginning on or after January 1, 2005, as described below under “— Requirements for Qualification — Asset Tests,” as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset that caused such failure with the IRS, and (3) we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Seventh, if we fail to satisfy one or more requirements for REIT qualification commencing with taxable years beginning on or after January 1, 2005, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

Eighth, if we fail to distribute during each year at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our capital gain net income for such year, and

•	any undistributed taxable income required to be distributed from prior periods,

then we will be subject to a 4% excise tax on the excess of this required distribution amount over the amounts actually distributed.

Ninth, if we should acquire any asset from a “C” corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and no election is made for the transaction to be currently taxable, and we subsequently recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired the asset, we generally will be subject to tax at the highest regular corporate rate applicable on the lesser of the amount of gain that we recognize at the time of the sale or disposition and the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset, the “Built-in Gains Tax.”

Tenth, if we own taxable REIT subsidiaries, we will be subject to a 100% excise tax on transactions with them that are not conducted on an arm’s-length basis. Currently we do not own any direct or indirect interests in taxable REIT subsidiaries.

Eleventh, we may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

Twelfth, we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Recordkeeping Requirements.”

Thirteenth, the earnings of our lower-tier entities, if any, that are subchapter C corporations, including taxable REIT subsidiaries, are subject to federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations.  We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

To qualify as a REIT, we must elect to be treated as a REIT and must meet the following requirements, relating to our organization, sources of income, nature of assets and distributions.

The Internal Revenue Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation but for application of the REIT provisions of the federal income tax laws;

•	that is neither a financial institution nor an insurance company subject to special provisions of the Internal Revenue Code;

•	that has at least 100 persons as beneficial owners (determined without reference to any rules of attribution);

•
during the last half of each taxable year, not more than 50% in value of the outstanding securities of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities), which we refer to as the "five or fewer" requirement;

•
which elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

•
that (unless the entity qualified as a REIT for any taxable year beginning on or before October 4, 1976, which is the case with us) uses the calendar year as its taxable year and complies with the recordkeeping requirements of the federal income tax laws; and

•	that satisfies the income tests, the asset tests, and the distribution tests, described below.

The Internal Revenue Code provides that REITs must satisfy all of the first four, the eighth (if applicable) and the ninth preceding requirements during the entire taxable year. REITs must satisfy the fifth requirement during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of determining share ownership under the sixth requirement, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used for charitable purposes.  An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of the sixth requirement above. We will be treated as having met the sixth requirement if we comply with certain Treasury Regulations for ascertaining the ownership of our securities for such year and if we did not know (or after the exercise of reasonable diligence would not have known) that the sixth condition was not satisfied for such year. Our Third Restated Declaration of Trust currently includes restrictions regarding transfer of our securities that, among other things, assist us in continuing to satisfy the fifth and sixth of these requirements.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary from its parent REIT will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself for purposes of applying the requirements herein. Our qualified REIT subsidiaries will not be subject to federal corporate income taxation, although they may be subject to state and local taxation in some states.

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes.  An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes.  In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and to earn its proportionate share of the partnership’s gross income for purposes of the applicable REIT qualification tests. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of IRET Properties, our operating partnership (including our operating partnership’s share of the assets, liabilities and items of income with respect to any partnership in which it holds an interest) is treated as our assets, liabilities and items of income for purposes of applying the requirements described herein. For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership.  For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a hotel (or, with respect to taxable years beginning after July 30, 2008, a health care facility) if such rights are held by the taxable REIT subsidiary as a franchisee, licensee, or in a similar capacity and such hotel (or, with respect to taxable years beginning after July 30, 2008, such health care facility) is either owned by the taxable REIT subsidiary or leased to the taxable REIT subsidiary by its parent REIT.  A taxable REIT subsidiary will not be considered to operate or manage a “qualified health care property” or a “qualified lodging facility” solely because the taxable REIT subsidiary directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.  Further, a taxable REIT subsidiary will not be considered to operate or manage a qualified health care property or qualified lodging facility located outside of the United States, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the taxable REIT subsidiary pursuant to a management agreement or similar service contract. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Although we previously owned an interest in a taxable REIT subsidiary, currently we do not own any direct or indirect interests in taxable REIT subsidiaries. However, it is possible that in the future we may engage in activities indirectly through one or more taxable REIT subsidiaries to obtain the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly.

Income Tests.  In order to maintain our qualification as a REIT, we must satisfy two gross income requirements. First, we must derive, directly or indirectly, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year from investments relating to real property or mortgages on real property, including “rents from real property,” gains on disposition of real estate, dividends paid by another REIT and interest on obligations secured by real property or on interests in real property, or from certain types of temporary investments. Second, we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities. For taxable years beginning on or after January 1, 2005, income and gain from “hedging transactions,” as defined below, that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). Income and gain from “hedging transactions” entered into after July 30, 2008 that are clearly and timely identified as such will also be excluded from both the numerator and the denominator for purposes of the 75% gross income test.  In addition, as discussed below, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests.  The following paragraphs discuss the specific application of the gross income tests to us.

Rents that we receive from our real property will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met.

First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales, provided that such percentage (a) is fixed at the time the lease is entered into, (b) is not renegotiated during the term of the lease in a manner that has the effect of basing percentage rent on income or profits, and (c) conforms with normal business practice.

Second, “rents from real property” generally excludes any amount received directly or indirectly from any tenant if we, or an owner of 10% of more of our outstanding shares, directly or constructively, own 10% or more of such tenant taking into consideration the applicable attribution rules, which we refer to as a “related party tenant.” Under a pair of exceptions from the related-party tenant rule for taxable REIT subsidiaries, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property,” (i) so long as (a) at least 90% of the leased space in the property in question is leased to persons other than taxable REIT subsidiaries and related-party tenants, (b) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, and (c) the amount paid is not attributable to increased rent as a result of a modification of a lease with a taxable REIT subsidiary in which we own, directly or indirectly, more than 50% of the voting power or value of the stock, or (ii) if we lease a “qualified lodging facility” to a taxable REIT subsidiary and such facility is operated by an “eligible independent contractor.” For taxable years beginning after July 30, 2008, rental payments from a taxable REIT subsidiary will also qualify as “rents from real property” if we lease a “qualified health care property” to a taxable REIT subsidiary and such property is operated by an “eligible independent contractor.”  If in the future we receive rent from a taxable REIT subsidiary, we will seek to comply with these exceptions.

Third, “rents from real property” excludes rent attributable to personal property except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year.

Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute “rents from real property” unless such services are customarily provided in the geographic area. Customary services that are not considered to be provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by us. Where, on the other hand, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor from whom we do not receive any income or a taxable REIT subsidiary. Non-customary services that are not performed by an independent contractor or taxable REIT subsidiary in accordance with the applicable requirements will result in impermissible tenant service income to us to the extent of the income earned (or deemed earned) with respect to such services. If the impermissible tenant service income (valued at not less than 150% of our direct cost of performing such services) exceeds 1% of our total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services does not exceed 1% of our total income from the property, the services will not cause the rent paid by tenants of the property to fail to qualify as rents from real property, but the impermissible tenant services income will not qualify as “rents from real property.”

We do not currently charge and do not anticipate charging rent that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of receipts or sales, as is permitted). We also do not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from related party tenants.

Our operating partnership does provide certain services with respect to our properties. We believe that the services with respect to our properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the properties to fail to qualify as rents from real property. Services with respect to the properties that we believe may not be provided by us or the operating partnership directly without jeopardizing the qualification of rent as “rents from real property” are and will be performed by independent contractors or taxable REIT subsidiaries.

We may, directly or indirectly, receive fees for property management and brokerage and leasing services provided with respect to some properties not owned entirely by the operating partnership. These fees, to the extent paid with respect to the portion of these properties not owned, directly or indirectly, by us, will not qualify under the 75% gross income test or the 95% gross income test. The operating partnership also may receive other types of income with respect to the properties it owns that will not qualify for either of these tests. We believe, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under either the 75% gross income test or the 95% gross income test.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years (or, for sales made on or before July 30, 2008, four years);

•
the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period (or, for sales made on or before July 30, 2008, four-year period) preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•
either (1) during the year in question, the REIT did not make more than seven sales of property, other than foreclosure property or sales to which Section 1033 of the Internal Revenue Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) for sales made after July 30, 2008, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•
in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years (or, for sales made on or before July 30, 2008, four years) for the production of rental income; and

•
if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may, however, form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions recognized subsequent to July 30, 2008, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property (a) that is acquired by a REIT as the result of such REIT having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property, (b) for which the related loan or leased property was acquired by the REIT at a time when the default was not imminent or anticipated, and (c) for which the REIT makes a proper election to treat the property as foreclosure property. Foreclosure property also includes any “qualified healthcare property” acquired by the REIT as a result of the termination or expiration of a lease of such property, without regard to a default or the imminence of default.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to a qualified healthcare property, the second taxable year) following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building or, any other improvement, where more than 10% of the construction was completed before default became imminent; or

•
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.  In the case of a qualified healthcare property, income derived or received by the REIT from an independent contractor is disregarded to the extent attributable to (1) any lease of property that was in effect on the date the REIT acquired the qualified healthcare property or (2) the extension or renewal of such a lease if under the terms of the new lease the REIT receives a substantially similar or lesser benefit in comparison to the original lease.

From time to time, we may enter into hedging transactions with respect to our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years beginning prior to January 1, 2005, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incurred to acquire or carry “real estate assets” was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent we hedged with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions should have been treated for the gross income tests. For taxable years beginning on or after January 1, 2005, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For hedging transactions entered into after July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. For those taxable years, a “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

The term “interest”, as defined for purposes of both gross income tests, generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Certain foreign currency gains recognized after June 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests.  “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test.  Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under)

obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT.  “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test.  Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property.  Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test.  These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities.  Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under the Internal Revenue Code. For taxable years beginning prior to January 1, 2005, the relief provisions generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we file a disclosure schedule with the IRS after we determine that we have not satisfied one of the gross income tests; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

Commencing with taxable years beginning on or after January 1, 2005, those relief provisions will be available if:

•	our failure to meet these tests is due to reasonable cause and not to willful neglect; and

•	we file a disclosure schedule with the IRS after we determine that we have not satisfied one of the gross income tests in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict whether in all circumstances we would be entitled to the benefit of the relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally earn exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. Even if this relief provision applies, the Internal Revenue Code imposes a 100% tax with respect to a portion of the non-qualifying income, as described above.

Asset Tests.  At the close of each quarter of our taxable year, we also must satisfy the following asset tests to maintain our qualification as a REIT:

•
At least 75% of the value of our total assets must be represented by real estate assets (including interests in real property (including leaseholds and options to acquire real property and leaseholds), interests in mortgages on real property, and stock in other REITs), cash and cash items (including receivables), government securities and investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year-term.

•	No more than 25% of the value of our total assets may be represented by securities of taxable REIT subsidiaries or other assets that are not qualifying for purposes of the 75% asset test.

•
Except for equity investments in REITs, partnerships, qualified REIT subsidiaries or taxable REIT subsidiaries or other investments that qualify as “real estate assets” for purposes of the 75% asset test:

o	the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets (the “5% asset test”);

o	we may not own more than 10% of the voting power or value of any one issuer’s outstanding voting securities (the “10% vote or value test”).

•
No more than 25% of the value of our total assets (or, with respect to taxable years beginning on or before July 30, 2008, 20% of the value of our total assets) may be represented by securities of one of more taxable REIT subsidiaries.

Certain types of securities are disregarded as securities for purposes of the 10% value test discussed above, including (i) straight debt securities (including straight debt that provides for certain contingent payments); (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Internal Revenue Code, other than with a “related person”; (iv) any obligation to pay rents from real property; (v) certain securities issued by a State or any political subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a “security” for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income (excluding income from prohibited transactions) is derived from sources that would qualify for the 75% gross income test, and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. For taxable years beginning after October 22, 2004, a special look-through rule applies for determining a REIT’s share of securities held by a partnership in which the REIT holds an interest for purposes of the 10% value test. Under that look-through rule, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to securities described in items (a) and (b) above.

We believe that substantially all of our assets consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We monitor the status of our assets for purposes of the various asset tests, and manage our portfolio in order to comply with such tests.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for a failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

Commencing with taxable years beginning on or after January 1, 2005, if a REIT violates the 5% asset test or the 10% vote or value test described above, a REIT may avoid disqualification as a REIT by disposing of sufficient assets to cure a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets causing the violation. In the event of any other failure of the asset tests for taxable years beginning on or after January 1, 2005, a REIT may avoid disqualification as a REIT, if such failure was due to reasonable cause and not due to willful neglect, by taking certain steps, including the disposition of sufficient assets within the six month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and filing a schedule with the IRS that describes the non-qualifying assets.

Annual Distribution Requirements

To qualify for taxation as a REIT, the Internal Revenue Code requires that we make distributions (other than capital gain distributions and deemed distributions of retained capital gain) to our shareholders in an amount at least equal to (a) the sum of: (1) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain or loss), and (2) 90% of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income.

Generally, we must pay such distributions in the taxable year to which they relate. Dividends paid in the subsequent calendar year, however, will be treated as if paid in the prior calendar year for purposes of the prior year’s distribution requirement if the dividends satisfy one of the following two sets of criteria:

•
We declare the dividends in October, November or December, the dividends are payable to shareholders of record on a specified date in such a month, and we actually pay the dividends during January of the subsequent year; or

•
We declare the dividends before we timely file our federal income tax return for such year, we pay the dividends in the 12-month period following the close of the prior year and not later than the first regular dividend payment after the declaration, and we elect on our federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

The distributions under the first bullet point above are treated as received by shareholders on December 31 of the prior taxable year, while the distributions under the second bullet point are taxable to shareholders in the year paid.

Even if we satisfy the foregoing distribution requirements, we will be subject to tax thereon to the extent that we do not distribute all of our net capital gain or “REIT taxable income” as adjusted. Furthermore, if we fail to distribute at least the sum of (1) 85% of our REIT ordinary income for that year; (2) 95% of our REIT capital gain net income for that year; and (3) any undistributed taxable income from prior periods, we would be subject to a 4% non-deductible excise tax on the excess of the required distribution over the amounts actually distributed.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax we paid. For purposes of the 4% excise tax described, any such retained amounts would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements. We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In this event, we may find it necessary to arrange for borrowings or, if possible, pay taxable dividends in order to meet the distribution requirement or avoid such income or excise taxation.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Internal Revenue Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Internal Revenue Code, or an agreement as to tax liability between us and an IRS district director, or, an amendment or supplement to our federal income tax return for the applicable tax year, we may be able to rectify any resulting failure to meet the 90% annual distribution requirement by paying “deficiency dividends” to shareholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within 90 days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Internal Revenue Code, a deduction is allowed for any deficiency dividend we subsequently paid to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

The IRS recently issued Revenue Procedure 2009-15, which permits publicly-traded REITs to satisfy the annual distribution requirements by paying taxable dividends of cash and shares of stock or beneficial interest, at the election of each shareholder, for taxable years ending on or before December 31, 2009.  Under Revenue Procedure 2009-15, up to 90% of any such taxable dividend could be payable in shares of stock or beneficial interests.  Taxable shareholders receiving such dividends would be required to include the full amount of the dividend as ordinary income to the extent of current and accumulated earnings and profits for federal income tax purposes.  As a result, a U.S. shareholder receiving such dividends may be required to pay income taxes with respect to such dividends in excess of the cash dividends received.  If a U.S. shareholder sells the shares it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the shares at the time of distribution and the amount received upon sale of the shares.  Furthermore, withholding of U.S. tax on such dividends paid to non-U.S. shareholders may be required. With respect to a shareholder who receives all or a portion of a dividend in common shares, such shareholder would have a tax basis in such shares equal to the amount of cash that could have been received instead of such shares as described above, and the holding period in such shares would begin on the day following the payment date of the dividend. We currently do not intend to make taxable distributions of our common shares or other securities in order to satisfy the annual distribution requirements.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied and intend to continue to comply with these requirements.

Failure To Qualify

Commencing with taxable years beginning on or after January 1, 2005, a violation of a REIT qualification requirement other than the gross income tests or the asset tests will not disqualify us as a REIT if the violation is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each such violation. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will they be required to be made. In that event, to the extent of our positive current and accumulated earnings and profits, distributions to shareholders will be dividends, generally taxable to non-corporate shareholders at long-term capital gains tax rates (through 2010, as described below) and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our REIT qualification. We cannot state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally earn exceeds the limit on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Shareholders

As used in this prospectus, the term “U.S. Shareholder” means a holder of our securities that, for federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, or any of its states or the District of Columbia;

•	an estate, the income of which is subject to federal income taxation regardless of its source;

•
a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	an eligible trust that elects to be taxed as a U.S. person under applicable Treasury Regulations.

 If a partnership, entity, or arrangement treated as a partnership for federal income tax purposes holds our securities, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  If you are a partner in a partnership holding our securities, you should consult your tax advisor regarding the consequences of the purchase, ownership, and disposition of our securities by the partnership.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. Shareholders will be taxed as discussed below.

Distributions Generally.  Distributions to taxable U.S. Shareholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of our positive current and accumulated earnings and profits and, to that extent, will constitute ordinary income to U.S. Shareholders. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred share distributions and then to our common share distributions.

These distributions are not eligible for the dividends received deduction generally available to corporations. Certain “qualified dividend income” received by U.S. Shareholders in taxable years 2003 through 2010 is subject to tax at the same tax rates as long-term capital gain (generally, a maximum rate of 15% for such taxable years). Qualified dividend income generally includes dividends paid to U.S. Shareholders taxed at individual rates by domestic corporations and certain qualified foreign corporations. Dividends received from REITs, however, generally do not constitute qualified dividend income, are not eligible for these reduced rates and, therefore, will continue to be subject to tax at higher ordinary income rates (generally, a maximum rate of 35% for taxable years through 2010), subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries). Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income to the extent those dividends are attributable to income upon which we have paid corporate tax. We do not anticipate that a material portion of our distributions will be treated as qualified dividend income. In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. Shareholder must hold our securities for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our securities become ex-dividend.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Shareholder’s shares, and then the distribution in excess of such basis will be taxable to the U.S. Shareholder as gain realized from the sale of its shares. Such gain will generally be treated as long-term capital gain, or short-term capital gain if the securities have been held for less than one year, assuming the securities are a capital asset in the hands of the U.S. Shareholder. Dividends we declared in October, November or December of any year payable to a U.S. Shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholders on December 31 of that year, provided that we actually pay the dividends during January of the following calendar year.

Capital Gain Distributions.  Distributions to U.S. Shareholders that we properly designate as capital gain dividends will generally be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the U.S. Shareholder has held his or her shares. However, corporate U.S. shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our shareholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to holders of our preferred shares will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Internal Revenue Code) paid to holders of our preferred shares for the year and the denominator of which will be the total dividends paid to holders of all classes of our shares for the year.

We may elect to retain and pay income tax on net long-term capital gain that we recognized during the tax year. In this instance, U.S. Shareholders will include in their income their proportionate share of our undistributed long-term capital gains. U.S. Shareholders will also be deemed to have paid their proportionate share of the tax we paid, which would be credited against such shareholders’ U.S. income tax liability (and refunded to the extent it exceeds such liability). In addition, the basis of the U.S. Shareholders’ shares will be increased by the excess of the amount of capital gain included in our income over the amount of tax it is deemed to have paid.

Any capital gain with respect to capital assets held for more than one year that is recognized or otherwise properly taken into account before January 1, 2011, generally will be taxed to U.S. Shareholders taxed at individual rates at a maximum rate of 15%. In the case of capital gain attributable to the sale of real property held for more than one year, such gain will be taxed at a maximum rate of 25% to the extent of the amount of depreciation deductions previously claimed with respect to such property. With respect to distributions we designated as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, we may designate, and will notify our shareholders, whether the dividend is taxable to U.S. Shareholders taxed at individual rates at regular long-term capital gains rates (currently at a minimum rate of 15%) or at the 25% rate applicable to unrecaptured depreciation. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant.  In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Passive Activity Loss and Investment Interest Limitations.  Distributions from us and gain from the disposition of our shares will not be treated as passive activity income and, therefore, U.S. Shareholders will not be able to apply any “passive activity losses” against such income. Dividends from us (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitations. Net capital gain from the disposition of our shares or capital gain dividends generally will be excluded from investment income unless the U.S. Shareholder elects to have the gain taxed at ordinary income rates. Shareholders are not allowed to include on their own federal income tax returns any net operating losses that we incur. Instead, these losses are generally carried over by us for potential affect against future income.

Dispositions of Securities.  In general, U.S. Shareholders who are not dealers in securities will realize capital gain or loss on the disposition of our securities equal to the difference between the amount of cash and the fair market value of any property received on the disposition and that shareholder’s adjusted basis in the securities. The applicable tax rate will depend on the U.S. Shareholder’s holding period in the asset (generally, if the U.S. Shareholder has held the asset for more than one year, it will produce long-term capital gain) and the shareholder’s tax bracket (the maximum long-term capital gain rate for U.S. Shareholders taxed at individual rates currently being 15%). The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of securities that the U.S. shareholder has held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Shareholder from us that were required to be treated as long-term capital gains.

Redemptions of Preferred Shares.  A redemption of our preferred shares will be treated under Section 302 of the Internal Revenue Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Internal Revenue Code enabling the redemption to be treated as a sale of our preferred shares (in which case the redemption will be treated in the same manner as a sale described above in “—Dispositions of Securities”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the holder's interest in our shares of beneficial interest, (ii) results in a “complete termination” of the holder’s interest in all our classes of beneficial interest, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Internal Revenue Code.  In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, generally must be taken into account.  Because the determination as to whether any of the three alternative tests of Section 302(b) of the Internal Revenue Code described above will be satisfied with respect to any particular holder of our preferred shares depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine such tax treatment.

If a redemption of our preferred shares does not meet any of the three tests described above, the redemption proceeds will be treated as a distribution, as described above.  In that case, a shareholder's adjusted tax basis in the redeemed preferred shares will be transferred to such shareholder's remaining share holdings in us. If the shareholder does not retain any of our shares, such basis could be transferred to a related person that holds our shares or it may be lost.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income” (“UBTI”).  While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, distributions from us to tax-exempt shareholders generally will not constitute UBTI, unless the shareholder has borrowed to acquire or carry its shares or has used the shares in an unrelated trade or business. If a tax-exempt shareholder were to finance its investment in our shares with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules.

Furthermore, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under special provisions of the Internal Revenue Code, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt shareholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Qualified employee pension or profit sharing trusts that hold more than 10% (by value) of the shares of “pension-held REITs” may be required to treat a certain percentage of such a REIT’s distributions as UBTI. A REIT is a “pension-held REIT” only if the REIT would not qualify as a REIT for federal income tax purposes but for the application of the “look-through” exception to the five or fewer requirement that allow the beneficiaries of qualified trusts to be treated as holding the REIT’s shares in proportion to their actual interests in the qualified trust and the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held if either (1) at least one qualified trust holds more than 25% by value of the REIT’s shares or (2) a group of qualified trusts, each owning more than 10% by value of the REIT’s shares, holds in the aggregate more than 50% of the REIT’s shares. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code.

Taxation of Non-U.S. Shareholders

A “non-U.S. Shareholder” is a shareholder that is not a U.S. Shareholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing the federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other non-U.S. shareholders are complex. This section is only a summary of such rules. We urge non-U.S. Shareholders to consult their own tax advisors to determine the impact of federal, foreign, state, and local income tax laws on the purchase, ownership, and disposition of our securities, including any reporting requirements.

In general, non-U.S. Shareholders will be subject to federal income tax at graduated rates with respect to their investment in us if the income from the investment is “effectively connected” with the non-U.S. Shareholder’s conduct of a trade or business in the United States in the same manner that U.S. shareholders are taxed. A corporate non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Internal Revenue Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income that meets various certification requirements will generally be exempt from withholding. The following discussion will apply to non-U.S. Shareholders whose income from their investments in us is not so effectively connected (except to the extent that the “FIRPTA” rules discussed below treat such income as effectively connected income).

Distributions by us that are not attributable to gain from the sale or exchange by us of a “United States real property interest” (a “USRPI”), as defined below, and that we do not designate as a capital gain distribution will be treated as an ordinary income dividend to the extent that we pay the distribution out of our current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a federal income tax, required to be withheld by us, equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces this tax. Such a distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Shareholder’s basis in its shares (but not below zero) and then as gain from the disposition of such securities, the tax treatment of which is described under the rules discussed below with respect to dispositions of securities. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. Shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. Shareholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).  The term USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property.  Under the FIRPTA rules, a non-U.S. Shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. Shareholder.  A non-U.S. Shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. Shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate non-U.S. Shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, we must withhold 35% of any distribution that we could designate as a capital gain dividend.  A non-U.S. Shareholder may receive a credit against its tax liability for the amount we withhold.

Distributions by us with respect to our securities that are attributable to gain from the sale or exchange of a USRPI will be treated as ordinary dividends (taxed as described above) to a non-U.S. Shareholder rather than as gain from the sale of a USRPI as long as (1) the applicable class of shares are “regularly traded” on an established securities market in the United States and (2) the non-U.S. Shareholder did not own more than 5% of such class of shares at any time during the one-year period preceding the date of the distribution. Capital gain dividends distributed to a non-U.S. Shareholder that held more than 5% of the applicable class of shares in the year preceding the distribution, or to all non-U.S. Shareholders in the event that the applicable class of shares ceases to be regularly traded on an established securities market in the United States, will be taxed under FIRPTA as described in the preceding paragraph. Moreover, if a non-U.S. Shareholder disposes of our shares during the 30-day period preceding a dividend payment, and such non-U.S. Shareholder (or a person related to such non-U.S. Shareholder) acquires or enters into a contract or option to acquire our shares within 61 days of the 1st day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. Shareholder, then such non-U.S. Shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to non-U.S. Shareholders, and remit to the IRS, 30% of ordinary dividends paid out of earnings and profits. Special withholding rules apply to capital gain dividends that are not recharacterized as ordinary dividends. In addition, we may be required to withhold 10% of distributions in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to a withholding rate of 30%. If the amount of tax withheld by us with respect to a distribution to a non-U.S. Shareholder exceeds the shareholder’s U.S. tax liability, the non-U.S. Shareholder may file for a refund of such excess from the IRS.

We expect to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Shareholder unless:

•	a lower treaty rate applies and the non-U.S. Shareholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

•
the non-U.S. Shareholder files with us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Shareholder’s trade or business so that no withholding tax is required; or

•	the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a USRPI, in which case tax will be withheld at a 35% rate.

Unless our securities constitute a USRPI within the meaning of FIRPTA, a sale of our shares by a non-U.S. Shareholder generally will not be subject to federal income taxation. Our securities will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A REIT is a domestically controlled qualified investment entity if at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Shareholders. Because our common shares and Series A preferred shares are publicly traded, we cannot assure you that we are or will be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, a non-U.S. Shareholder’s sale of our securities would be a taxable sale of a USRPI unless the shares were “regularly traded” on an established securities market (such as NASDAQ) and the selling shareholder owned, actually or constructively, no more than 5% of the shares of the applicable class throughout the applicable testing period. If the gain on the sale of securities were subject to taxation under FIRPTA, the non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). However, even if our securities are not a USRPI, a nonresident alien individual’s gains from the sale of securities will be taxable if the nonresident alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

A purchaser of our securities from a non-U.S. Shareholder will not be required to withhold under FIRPTA on the purchase price if (1) the purchased securities are “regularly traded” on an established securities market and the selling shareholder owned, actually or constructively, no more than 5% of the shares of the applicable class throughout the applicable testing period or (2) if we are a domestically controlled qualified investment entity. Otherwise, the purchaser of our shares from a non-U.S. Shareholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. We believe that our common shares and Series A preferred shares qualify as “regularly traded”.

Upon the death of a nonresident alien individual, that individual’s ownership of our shares will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. Shareholder provided that the non-U.S. Shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. Shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. Shareholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. Shareholder of shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. Shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisers regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Tax Consequences

Tax Aspects of Our Investments in the Operating Partnership.  The following discussion summarizes certain material federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire that are treated as partnerships for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as “Partnerships.” The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership (other than the operating partnership, which has more than 100 partners) should qualify for the private placement exclusion.

The operating partnership does not qualify for the private placement exclusion. Another safe harbor under the PTP regulations provides that so long as the sum of the percentage interests in partnership capital or profits transferred during the taxable year of the partnership does not exceed two percent of the total interests in the partnership capital or profits, interests in the partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof.  For purposes of applying the two percent threshold, “private transfers,” transfers made under certain redemption or repurchase agreements, and transfers made through a “qualified matching service” are ignored.  While we believe that the operating partnership satisfies the conditions of this safe harbor, we cannot assure you that the operating partnership has or will continue to meet the conditions of this safe harbor in the future.  Consequently, while units of the operating partnership are not and will not be traded on an established securities market, and while the exchange rights of limited partners of the operating partnership are restricted by the agreement of limited partnership in ways that we believe, taking into account all of the facts and circumstances, prevent the limited partners from being able to buy, sell or exchange their limited partnership interests in a manner such that the limited partnership interests would be considered “readily tradable on a secondary market or the substantial equivalent thereof” under the PTP regulations, no complete assurance can be provided that the IRS will not successfully assert that the operating partnership is a publicly traded partnership.

As noted above, a publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership’s gross income for each taxable year in which the partnership is a publicly traded partnership consists of “qualifying income” under Section 7704 of the Code. “Qualifying income” under Section 7704 of the Code includes interest, dividends, real property rents, gains from the disposition of real property, and certain income or gains from the exploitation of natural resources. In addition, qualifying income under Section 7704 of the Code generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. We believe the operating partnership has satisfied the 90% qualifying income test under Section 7704 of the Code in each year since its formation and will continue to satisfy that exception in the future. Thus, we believe the operating partnership has not and will not be taxed as a corporation.

There is one significant difference, however, regarding rent received from related party tenants under the REIT gross income tests and the 90% qualifying income exception. For a REIT, rent from a tenant does not qualify as rents from real property if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant. Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. Accordingly, we will need to monitor compliance with both the REIT rules and the publicly traded partnership rules.

We have not requested, and do not intend to request, a ruling from the IRS that the operating partnership or any other Partnership will be classified as a partnership (or disregarded entity, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “–Requirements for Qualification – Income Tests” and “–Requirements for Qualification – Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “–Annual Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.  Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Unless we as general partner select a different method, our operating partnership will use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest.  Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•
reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Partnerships.  The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the alternative depreciation system of depreciation, referred to as ADS. Under ADS, the partnership generally will depreciate (1) furnishings and equipment over a nine year recovery period using a straight line method and a mid-month convention, (2) buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention, and (3) land improvements such as landscaping and parking lots over a 20-year recovery period using a straight line method. The partnership’s initial basis in properties acquired in exchange for units of the partnership should be the same as the transferor’s basis in such properties on the date of acquisition. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property.  Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “–Requirements for Qualification – Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

State and Local Tax

We and our shareholders may be subject to state and local tax in various states and localities, including those in which we or they transact business, own property or reside. The tax treatment of us and our shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

LEGAL MATTERS

The validity of the common shares offered by this prospectus, the federal and state tax aspects of the organization and operation of the Company and IRET Properties and other legal matters will be passed upon for us by Pringle & Herigstad, P.C., Minot, North Dakota.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K filed September 18, 2009 for the year ended April 30, 2009, and the effectiveness of the Company’s internal control over financial reporting, have been  audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.  Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s Public Reference Section at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, and in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Section. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s web site at http://www.sec.gov and our web site at http://www.iret.com. Information on our website does not constitute part of this prospectus.

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933 with respect to our common shares of beneficial interest. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information about us and our securities, you should refer to the Registration Statement and such exhibits and schedules, which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Securities and Exchange Commission, and at the Securities and Exchange Commission’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents listed below have been filed by us under the Securities Exchange Act of 1934 with the Securities and Exchange Commission and are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended April 30, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended July 31, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended October 31, 2009;

•	our Current Report on Form 8-K filed with the SEC on June 2, 2009;

•	our Current Reports on Form 8-K filed with SEC on September 18, 2009;

•	our Current Report on Form 8-K filed with SEC on October 6, 2009 (excluding Item 7.01 therein);

•
the description of our common shares of beneficial interest contained in our Registration Statement on Form 10 (File No. 0-14851), dated July 29, 1986, as amended by the Amended Registration Statement on Form 10, dated December 17, 1986, and the Second Amended Registration Statement on Form 10, dated March 12, 1987; and

•
The description of our Series A Cumulative Redeemable Preferred Shares of Beneficial Interest contained in our registration statement on Form 8-A, dated April 21, 2004 and filed with the Securities and Exchange Commission on April 22, 2004.

We also incorporate by reference into this prospectus all documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the sale of our securities offered by this prospectus, except for those deemed to be furnished, not filed.

This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

We will provide copies of all documents that are incorporated by reference into this prospectus and any applicable prospectus supplement (not including the exhibits other than exhibits that are specifically incorporated by reference) without charge to each person who so requests in writing or by calling us at the following address and telephone number:

Investors Real Estate Trust
3015 16th Street SW, Suite 100
Minot, ND 58702
Attn: Shareholder Relations
Telephone: (701) 837-4738
Facsimile: (701) 838-7785

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus and the documents incorporated into this prospectus by reference are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements about our intention to invest in properties that we believe will increase in income and value; our belief that the real estate markets in which we invest will continue to perform well; our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional real estate acquisitions and capital improvements when appropriate to enhance long term growth; and other statements preceded by, followed by or otherwise including words such as “believe,” “expect,” “intend,” “project,” “anticipate,” “potential,” “may,” “designed,” “estimate,” “should,” “continue” and other similar expressions. These statements indicate that we have used assumptions that are subject to a number of risks and uncertainties that could cause our actual results or performance to differ materially from those projected.

Although we believe that the expectations reflected in forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward-looking statements include:

•
the economic health of the markets in which we own and operate multi-family and commercial properties, in particular the states of Minnesota and North Dakota, or other markets in which we may invest in the future;

•	the economic health of our commercial tenants;

•	market rental conditions, including occupancy levels and rental rates, for multi-family residential and commercial properties.

•	our ability to identify and secure additional multi-family residential and commercial properties that meet our criteria for investment;

•	the level and volatility of prevailing market interest rates and the pricing of our securities;

•	financing risks, such as our inability to obtain debt or equity financing on favorable terms, or at all; and

•	compliance with applicable laws, including those concerning the environment and access by persons with disabilities.

In light of these uncertainties, the events anticipated by our forward-looking statements might not occur and we caution you not to place undue reliance on any of our forward-looking statements. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, and those statements speak only as of the date made. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements should not be construed as exhaustive.

481,535

Common Shares of Beneficial Interest

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PROSPECTUS

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